ASSET PURCHASE AGREEMENT

                                  by and among

                        PHYSICIAN COMPUTER NETWORK, INC.,

                              VERSYSS INCORPORATED

                              PCN HP VENTURE CORP.

                         INTEGRATED HEALTH SYSTEMS, INC.

                              WISMER*MARTIN, INC.,

                      MEDICAL MANAGER HEALTH SYSTEMS, INC.

                                       and

                           MEDICAL MANAGER CORPORATION

                           ---------------------------

                          Dated as of December 7, 1999
                           ----------------------------



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                            ASSET PURCHASE AGREEMENT

         AGREEMENT, dated as of December 7, 1999, by and among Physician Computer Network, Inc., a New Jersey corporation ("PCN"), VERSYSS Incorporated, a Delaware corporation ("Versyss"), Wismer*Martin, Inc., a Washington corporation ("WM"), Integrated Health Systems, Inc., a California corporation ("IHS"), PCN HP Venture Corp. , a Delaware corporation ("HP" and together with PCN ,Versyss, WM and IHS, the "Sellers"), Medical Manager Corporation, a Delaware corporation ("Medical Manager"), and Medical Manager Health Systems, Inc., a Delaware corporation (the "Purchaser").


                                   BACKGROUND

         The Sellers are engaged in the business of, among other things: (i) publishing medical practice management software products (the "PMS Software");
(ii) providing physicians, hospitals, medical clinics and other facilities providing medical services with practice management software systems using the PMS Software; (iii) providing maintenance and support for such systems; and (iv) providing related products and services, including, without limitation, electronic data interchange services, billing services and printed products, to the users of such systems (whether conducted by PCN, Versyss, HP, WM, IHS or any of their respective Affiliates, all of the foregoing being referred to hereinafter as the "Business"). The Sellers desire to sell and the Purchaser desires to purchase substantially all of the Sellers' assets, including, without limitation, the Business as a going concern, on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.    PURCHASE AND SALE OF ASSETS

      1.1. Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, the Sellers agree to sell, convey, transfer, deliver and assign to the Purchaser, and the Purchaser agrees to purchase, on the Closing Date (as hereinafter defined), all of the Sellers' tangible and intangible assets, rights, interests and properties of every kind, wherever located and by whomever possessed as the same may exist on the Closing Date (other than the Retained Assets (as defined in Section 1.2 hereof)) (the "Assets"), including, without limitation, all of the following:

  (a)      the Business as a going concern and the goodwill pertaining thereto;

  (b)      all customer lists utilized in the Business;

  (c) all rights of the Sellers (or any of them), their successors and assigns under all license, sublicense, service, development, maintenance and support agreements (whether related to computer software, hardware or both), between any one or more of the Sellers and any licensee, sublicensee or other permitted user ("End-Users") of the products or services of the Business (collectively, the "End-User Agreements");

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                  (d) all rights of the  Sellers  (or any of them) in and to any source-codes, object- codes, manuals and other documentation and materials (whether or not in written form) and all versions thereof, together with all
other  patents,  licenses,   trademarks,   service  marks,  tradenames  (whether
registered or unregistered), domain names, copyrights, proprietary computer software, proprietary inventions, proprietary technology, technical information, discoveries, designs, proprietary rights and non-public information, whether or not patentable, in each case used or usable in the conduct of the Business (collectively, the "Intellectual Property");

                  (e) all accounts and other receivables of any one or more of the Sellers (the "Accounts Receivable");

                  (f) all items of inventory of the Sellers, including, without limitation, all computer hardware products, peripherals, supplies (including, without limitation, packaging and shipping materials) used in connection with the Business, work-in-progress and finished goods (collectively, the "Inventory");

                  (g) all rights of the Sellers (or any of them), their successors and assigns under any agreement with any third party (insofar as it related to the Business) (collectively, but without including the End User Agreements, the "Third Party Agreements") (other than those which constitute Retained Assets), including, without limitation: (i) all of the rights of any one or more of the Sellers under agreements (collectively, "Reseller Agreements") with resellers or distributors of or persons otherwise providing support for any of the Sellers' products and services (collectively, "Resellers"); (ii) all of the rights of any one or more of the Sellers as tenant under any real property lease (the "Real Property Leases"), including, but not limited to, any rights with respect to security deposits of any of the Sellers held by the landlord under any such Real Property Leases and by any utility company with respect to utilities used by any of the Sellers at the premises demised under any of the Real Property Leases; (iii) all of the rights of any one or more of the Sellers under any agreement with Holbrook Systems, Inc. (the "Commercial Agreements"); (iv) all of the rights of PCN under the Exclusive Electronic Gateway and Network Services Agreement, dated July 2, 1999, with Medical Manager, as amended by agreement of even date herewith (the "Web Agreement"); and (v) any and all rights of any one or more of the Sellers under or with respect to any original equipment manufacturing or similar agreement (each an "OEM Agreement");

                  (h) all items of equipment, machinery, furniture or fixtures used by any one or more of the Sellers (the "Equipment");

                  (i) the rights of any one or more of the Sellers under any equipment leases to which any one or more of the Sellers are a party (the "Equipment Leases"), including, but not limited to, any rights with respect to security deposits of any of the Sellers held by the lessors under any such Equipment Leases;

                  (j) copies of all books of account, records, files, invoices, customer lists, supplier lists, designs, drawings, business records and plans, computer print-outs and software, plans and

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specifications,   warranties,   trade   correspondence,   sales  or  promotional
literature, operating data and other books and records related to the Business as it is conducted on the Closing Date, including, without limitation, those required to be kept under applicable law, and other data or information associated with, used or employed in connection with the Business (all of which are collectively referred to hereinafter as the "Books and Records");

                  (k) the right to receive mail and other communications regarding the Business addressed to any of the Sellers (including, without limitation, mail and communications from End- Users, customers, suppliers, resellers, distributors and others);

                  (l) all creative materials (including, without limitation, films, art work, color separations and the like), advertising and promotional materials and all other printed or written materials related to the Business, its products or services;

                  (m) all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature related to the Business, except to the extent included in the Retained Liabilities;

                  (n) subject to Section 1.7 hereto, the names "Physician Computer Network", "PCN" and "Versyss" and all permutations thereof;

                  (o) all other tangible or intangible, personal or mixed property of the Sellers, including, without limitation, all assets of the Sellers identified on the Audited Statements (as defined in Section 5.6 below), in each case to the extent it is not included in the Retained Assets;

                  (p) all Excess Cash (as hereinafter defined), which amount the Sellers agree will remain in the Transferred Accounts (as defined in Section 1.1(q) below). As used herein, "Excess Cash" shall mean the amount of all cash and cash equivalents (other than cash deposited as, or to secure, bonds posted by any one or more of the Sellers with respect to Retained Litigation or tax liabilities of the Sellers) held by the Sellers on the Closing Date (including, without limitation, any part of the DIP Loan (as defined in Section 2.2(b)) advanced by the Purchaser to the PCN pursuant to the last sentence of Section 2.2(b) hereof) in excess of the amount of: (i) income tax obligations of the Sellers which were incurred prior to the date on which the Petition (as defined in Section 7.1 below) is filed with the Bankruptcy Court (as defined in Section
7.1 below), but which remain unpaid as of the Closing Date; and (ii) PCN's reasonable, good faith estimate (as reflected on a written statement to be delivered by PCN to the Purchaser at the Closing) of the amount of legal and other professional fees and disbursements and transaction expenses incurred by PCN through, but unpaid on, the Closing Date. In no event shall any portion of the Cash Payment (as defined in Section 2.1(a)) or any Reimbursement Amount (as defined in Section 3.4 below) be deemed to be included as part of Excess Cash; and


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                  (q) all of the Sellers right, title and interest in and to the all of its bank accounts, except for the Retained Accounts (as defined in Section 1.2(k) below) (all such bank accounts other than the Retained Accounts being referred to herein as the "Transferred Accounts").

                  For purposes of this Agreement, the term "Affiliate" shall mean any entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with any other entity. For purposes of this definition, "control" of a person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

      1.2. Retained Assets. The following properties, assets, rights and interests of the Sellers (the "Retained Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the
Assets:

                  (a)      the Sellers' rights under this Agreement;

                  (b) all cash and cash equivalents other than Excess Cash (and not including Accounts Receivable) and marketable securities of the Sellers and their Affiliates, including, without limitation, any cash deposited as, or to secure, bonds posted by any one or more of the Sellers with respect to any Retained Litigation and tax liabilities of the Sellers, which cash the Sellers agree to deposit into the Closing Account (as defined in Section 1.2(k) below) immediately prior to the Closing;

                  (c) the shares of capital stock of any of the direct or indirect subsidiaries of any one or more of the Sellers;

                  (d) any and all tax attributes of any one or more of the Sellers, including, without limitation, any net operating loss carryforwards and tax refunds;

                  (e) any and all of the rights of any one or more of the Sellers under, with respect to or related to all claims, causes of action, choses in action and rights of recovery (collectively, "Claims") any one or more of the Sellers has, or may have, against: (i) KPMG Peat Marwick LLP ("KPMG") or any of its Affiliates; (ii) Genesis Insurance Company, Federal Insurance Company or any of their respective Affiliates (collectively, the "Insurance Companies"); or (iii) any one or more parties (but only insofar as those Claims against any one or more of such other parties relate to the subject matter of the Claims against any one or more of KPMG and the Insurance Companies referred to above or any of the Retained Claims (as hereinafter defined)) whether or not currently pending;

                  (f) all rights of set off or recoupment held by any one or more of the Sellers against any creditor whose claims are not included in the Assumed Liabilities (as hereinafter defined), in each case, to the extent related to those claims;


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                  (g) all avoiding  power causes of action arising under Chapter
5 of Title 11 of the United States Code (the "Bankruptcy Code");

                  (h) any and all of the rights of any one or more of the Sellers under, with respect to or related to any of the agreements (collectively, the "Retained Agreements") between any one or more of the Sellers and: (i) Alvarez & Marsal, Inc.; (ii) Arthur Andersen LLP; and (iii) Lehman Brothers, Inc.;

                  (i) the right, if any, of PCN to receive payment of the "Second Cash Payment" from Medical Manager Northwest, Inc. ("MMN") pursuant to
Article 2 of the Asset Purchase Agreement dated as of July 2, 1999, among PCN, WM, Medical Manager and MMN (the "SmartPractice Agreement");

                  (j) copies of all: (i) minute books and related corporate records of any one or more of the Sellers; and (ii) books of account, records, files, invoices, business records and plans, computer print-outs and other related books and records as are reasonably necessary to permit the Sellers to maintain and prepare such tax returns, financial statements and other financial information as is required to be maintained and prepared by any one or more of the Sellers following the Closing Date, including, without limitation, those required to be kept under applicable law; and

                  (k) all of the Sellers right, title and interest in and to any one or more new bank accounts established by the Sellers after the date hereof and prior to the Closing Date which are not used in connection with the operation of the Business (the "Closing Account" and, together with the Medical Account, the "Retained Accounts").

      1.3. Instruments of Transfer. On the Closing Date, the Sellers will deliver to the Purchaser, or will cause to be delivered to the Purchaser, duly executed instruments of transfer and assignment in form and substance reasonably satisfactory to the Purchaser and its counsel, sufficient to vest in the Purchaser good and valid title to, and all of the Sellers' right, title and interest in and to, the Assets, including, without limitation, one or more of each of the following:

                  (a)      a bill of sale;

                  (b)      an assumption agreement;

                  (c) an instrument of transfer and assignment of the Intellectual Property;

                  (d) assignments by the Sellers of their rights under all End-User Agreements, Third Party Agreements, Equipment Leases and any other contracts, licenses, and similar instruments which are included in the Assets; and

                  (e) such other instruments of transfer and assignment as may be reasonably necessary to transfer and assign the Assets to the Purchaser.

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      1.4.  Delivery of  Possession.  At the  Closing,  the Seller will  deliver possession to the Purchaser of the Assets, at the locations where, in the ordinary course of business, such are usually and customarily located.

      1.5. Consents to Assignment. This Agreement shall not constitute an agreement to assign or otherwise sell, convey or transfer any concession, claim, contract, license, lease, commitment, sales order, or purchase order, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent required or necessary for such assignment, would constitute a breach thereof or in any way adversely affect the rights of the Purchaser or any one or more of the Sellers thereunder. If such consent is not obtained, or if an attempted assignment would be ineffective or would adversely affect the Sellers' rights thereunder so that the Purchaser would not in fact receive all such rights, the Sellers shall cooperate in any arrangement the Purchaser may at its option reasonably request in writing to provide for the Purchaser the benefits under any such concession, claim, contract, license, lease, commitment or order, including enforcement for the benefit of the Purchaser of any and all rights of the Sellers with respect to the Business against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided, however, that nothing contained in this Section 1.5 shall relieve the Sellers, or constitute a waiver by the Purchaser, of any obligation of the Sellers provided for elsewhere in this Agreement to obtain any such consent or approval or shall affect the liability, if any, of the Sellers, and the rights, if any, of the Purchaser, pursuant to this Agreement, for the failure of the Sellers to have disclosed the need for, and for having failed to obtain, any such consents or approvals.

      Notwithstanding the foregoing, this provision 1.5 shall not be applicable and shall have no force or effect to the extent that provision for the assignment and assumption of any one or more concessions, claim, contract, license, lease, commitment, sales order or purchase order is provided for in the Plan (as defined in section 7.1 hereof).

      1.6. Collection of Accounts Receivable. From and after the Closing Date, the Sellers shall: (i) instruct all account debtors of any Accounts Receivable and other accounts receivable created by the Purchaser following the Closing with respect to the Business (together with the Accounts Receivable, the "Purchaser Receivables") to forward all checks or other forms of payment on account of any Purchaser Receivable (each a "Payment") directly to the Purchaser; and (ii) promptly (but in no event more than two (2) business days following receipt) deliver to the Purchaser all Payments received by any of the Sellers.

      1.7. Certain Ownership Rights. The name "Versyss" and all permutations thereof are included in the Assets to be acquired by the Purchaser in accordance with the terms of this Agreement; provided, however, that, the Purchaser hereby acknowledges that the ownership and use of the name "Versyss" is subject to the provisions of the Asset Purchase Agreement, dated as of April 26, 1999, among Versyss, PCN and Holbrook Systems, Inc.


2.    PURCHASE PRICE; FINANCING

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      2.1.        Consideration.  The aggregate purchase price to be paid by the
Purchaser in full consideration for the Assets shall be as follows
(collectively, the "Purchase Price"):

                  (a) $15,500,000 in immediately available funds (the "Cash Payment") which amount shall be payable by wire transfer at the Closing to the Closing Account (as defined in Section 1.2(k) hereto) designated by PCN prior to the Closing Date;

                  (b) subject to Sections 2.4 and 2.5 below, the issuance to PCN of a number of shares of the common stock, $.01 par value, of Medical Manager (the "Medical Manager Stock") which, on the third business day prior to the Closing Date (the "Trigger Date") has an aggregate Market Price (as defined in
Section 2.4 below) of  $37,500,000  (subject to  adjustment  as provided  for in
Section 2.3 below) (the "Stock Payment");

                  (c) the assumption by the Purchaser at the Closing of the Assumed Liabilities as provided in Section 3.1 hereof; and

                  (d) the assumption by the Purchaser of all of the Sellers' obligations with respect to the Pre-Petition Loan and the DIP Loan (as defined in Section 2.2 below).

      2.2. Pre-Petition and Debtor-In-Possession Financing. (a) Each of the parties hereto acknowledges that, simultaneously with the execution and delivery of this Agreement, pursuant to the Assignment, Intercreditor and Subordination Agreement, Medical Manager has purchased from each of PCN's Lenders (as defined therein) the respective Lender's pro rata share of $1,500,000 of the Lenders' outstanding principal balance of their loans and the Lenders have advanced such funds to PCN (the "Pre-Petition Loan") .

         (b) Subject to the approval of the Bankruptcy Court (as defined in Section 7.1 below), promptly following the filing by PCN of the Petition (as defined in Section 7.1 below), Medical Manager will commit to lend to PCN, from time to time on the terms set forth in the DIP Loan Agreement (as defined below), the principal sum of $3.5 million (the "DIP Loan"). The loan agreement (the "DIP Loan Agreement") evidencing the DIP Loan will be substantially in the form of the DIP Loan Agreement attached hereto as Exhibit 2.2(b). Medical Manager agrees that any amount of the DIP Loan which has not been advanced to PCN prior to the Closing Date will be advanced by Medical Manager to PCN contemporaneously with the payment of the Cash Payment.

      2.3. Adjustment to the Purchase Price. (a) Two business days prior to the Closing, PCN shall, with the assistance, review and cooperation of the Purchaser (which assistance, review and cooperation the Purchaser agrees to provide) deliver to the Purchaser the PCN Estimated Closing Date Net Worth Statement (which net worth statement, PCN agrees shall: (x) constitute PCN's best estimate of the values of the Assets to be acquired and Assumed Liabilities to be assumed by the Purchaser at the Closing; (y) be prepared with the participation, suggestions and review of a designee of the Purchaser and (z) have been prepared by PCN acting reasonably and in good faith and shall be in the form, and prepared in a manner and using methodology consistent with, each of the Audited

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Statements (as defined in Section 5.6 hereto) and the statement  attached hereto as Schedule 2.3). At the Closing, the Purchaser shall take from: (A) the Stock Payment a number of shares of Medical Manager Stock which, using whole share numbers, have a Designated Value as closely as practicable equal to two-thirds (2/3) of the Adjustment Deposit and deposit them with the Escrow Agent; and (B) the Cash Payment an amount equal to the remainder of the Adjustment Deposit and deposit it with the Escrow Agent. As soon as practicable following the Closing:
(i) but in no event later than thirty (30) days following the Closing Date, the Purchaser shall, with the full cooperation of any PCN officers not employed by the Purchaser from and after the Closing Date (including, without limitation, the chief financial officer of PCN) (which cooperation PCN agrees to cause to occur), close the books of accounts of the Sellers at the Closing Date and, based upon such closed books of account, prepare the balance sheet of the Business at the Closing Date (the "Closing Date Balance Sheet") and the Purchaser Closing Date Net Worth Statement (which balance sheet and net worth statement, the Purchaser agrees, shall have been prepared by it acting reasonably and in good faith and shall be in the form, and prepared in a manner and using methodology consistent with, each of the Audited Statements and the statement attached hereto as Schedule 2.3); and (ii) but in no event later than sixty (60) days after the date on which the Closing Date Balance Sheet and Purchaser Closing Date Net Worth Statement are required to have been delivered pursuant to the immediately preceding clause, the Purchaser shall: (w) cause the Closing Date Balance Sheet to be audited by Arthur Andersen LLP, or such other nationally recognized accounting firm as shall be reasonably agreed upon by each of PCN and the Purchaser (the "Auditors"), (x) deliver to PCN the Closing Date Balance Sheet, reported upon by the Auditors (which, for purpose of conducting such audit, will use substantially the same methodology and level of inquiry as Arthur Andersen LLP used in connection with its audit of the Audited Statements) (the "Audited Closing Date Balance Sheet"), (y) based upon the Audited Closing Date Balance Sheet, in good faith itself prepare and the deliver to PCN the Audited Purchaser Closing Date Net Worth Statement (which Audited Purchaser Closing Date Net Worth Statement, the Purchaser agrees shall be prepared by it acting reasonably and in good faith and shall be in the form, and prepared in a manner and using methodology consistent with the statement attached hereto as
Schedule 2.3).

         (b) Within ten (10) business days following delivery of the Audited Purchaser Closing Date Net Worth Statement by the Purchaser to PCN, PCN shall:
(i) provide the Purchaser with written notice (an "Acceptance Notice") that it agrees with the calculation of the Purchaser Adjustment Amount, in which event, upon receipt by the Purchaser of the Acceptance Notice, the Purchaser Adjustment Amount shall be deemed to be the Final Amount; or (ii) provide the Purchaser with written notice (a "Disagreement Notice") that it disagrees with the methodology upon which any one or more of the Audited Closing Balance Sheet, the Audited Purchaser Closing Date Net Worth Statement and the calculation of the Purchaser Adjustment Amount was prepared. Notwithstanding the foregoing, in the event that PCN fails to deliver either an Acceptance Notice or a Disagreement Notice to the Purchaser by 11:59 p.m. on the tenth (10th) business day following delivery of the Audited Purchaser Closing Date Net Worth Statement by the Purchaser to PCN, PCN shall be deemed to have delivered an Acceptance Notice at such time and the Purchaser Adjustment Amount shall be deemed to be the Final Amount.


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         (c) If a  Disagreement  Notice shall be timely  delivered by PCN to the
Purchaser  pursuant to Section 2.3(b) above,  the parties shall,  during the ten
(10) business days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Final Amount. If, during such period, the parties are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm of nationally recognized standing reasonably satisfactory to all of the parties (which firm shall not have any material relationship with any of the parties), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Amount. In making such calculation, such independent accountants shall consider only those items or amounts in the Audited Purchaser Closing Date Net Worth Statement as to which PCN has disagreed. Such independent accountants shall deliver to PCN and the Purchaser, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding on the parties hereto. The cost of such review and report shall be borne equally by PCN and the Purchaser.

         (d) The parties hereto agree that they will cooperate and assist in the preparation of PCN Estimated Closing Date Net Worth Statement, the Closing Date Balance Sheet, the Purchaser Closing Date Net Worth Statement, the Audited
Closing Date Balance Sheet, the Audited Purchaser Closing Date Net Worth Statement, the calculation of the Final Amount and in the review, if any, contemplated by Sections 2.3 (b) and (c) above, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel. PCN agrees that it will use all reasonable efforts to cause the chief financial officer of PCN to fully cooperate and assist the Purchaser in connection with the preparation of the Purchaser Closing Date Net Worth Statement, the Closing Date Balance Sheet, the Audited Closing Date Balance Sheet and the Audited Purchaser Closing Date Net Worth Statement.

         (e) On the Release Date,  if the Final Amount is an Adjustment  Amount:
(x) number of shares of Medical Manager Stock which, using whole share numbers, have a Designated Value as closely as practicable equal to two-thirds (2/3) of such Final Amount shall be released by the Escrow Agent to the Purchaser and any remaining shares of Medical Manager Stock constituting part of the Adjustment Deposit shall be released by the Escrow Agent to PCN; and (y) an amount of cash equal to the remaining portion of such Final Amount shall be released by the Escrow Agent to the Purchaser and any remaining cash held by the Escrow Agent shall be released by the Escrow Agent to PCN. In no event shall PCN have any obligation to Medical Manager or the Purchaser for the payment of any amount of cash or shares of Medical Manager Stock in excess of the amounts thereof held by the Escrow Agent as the Adjustment Deposit pursuant to this Section 2.3.

         (f) On the Release Date, if the Final Amount is an Excess Amount: (i) all cash and shares of Medical Manager Stock held by the Escrow Agent shall be released by the Escrow Agent to PCN; and (ii) the Purchaser shall pay to PCN an amount in cash equal to: (x) if the Excess Amount is $250,000 or less, zero; (y) if the Excess Amount is greater than $250,000 but equal to or less than $500,000, the amount by which the Excess Amount exceeds $250,000; or (z) if the Excess Amount is greater than $500,000, $250,000 plus 50% of the amount by which the Excess Amount exceeds $500,000; provided, however, that, notwithstanding the foregoing, in no event shall the amount to be paid by the Purchaser to PCN pursuant to this clause (ii) exceed the amount of the Excess Cash (as defined in Section 1.1 above) included in the Assets on the Audited Purchaser Closing Date Net Worth Statement less $250,000.

         (g) For purposes of this Section 2.3, each of the following capitalized terms shall have the meaning ascribed to it below:

      "Adjustment Amount" means the amount, if any, by which the Liability Excess Amount exceeds the Permitted Liability Excess Amount.

      "Adjustment Deposit" means an amount equal to the greater of: (i) 150% of the amount disclosed as the Adjustment Amount, if any, on the PCN Estimated Closing Date Net Worth Statement; and (ii) $2.5 million.

      "Audited Purchaser Closing Date Net Worth Statement" means the Purchaser Net Worth Closing Statement reported upon by the Auditors and required to be delivered by the Purchaser to PCN after the Closing.

      "Closing Date Net Worth Statement" means any Net Worth Statement dated as of the Closing Date prepared pursuant to this Section 2.3, including, without limitation, the PCN Estimated Closing Date Net Worth Statement.

      "Designated Value" means the Market Price of the Medical Manager Stock on the Trigger Date.

      "Escrow Agent" means an escrow agent designated by PCN and the Purchaser prior to the Closing (each hereby agreeing to do so) pursuant to such agreements, instruments and documents reasonably acceptable to each of PCN and the Purchaser.

      "Excess Amount" means the amount, if any, by which the Permitted Liability Excess Amount exceeds the Liability Excess Amount.

      "Final Amount" means the amount agreed upon as or determined to be the final Adjustment Amount or the final Excess Amount as provided for in Sections 2.3(b) and (c) above.

      "Liability Excess Amount" means the amount, if any, by which the values ascribed to liabilities on any Closing Date Net Worth Statement exceed the values ascribed to assets on that Closing Date Net Worth Statement.

      "Net Worth Statement" means PCN's Regular Balance Sheet, assuming, however, for this purpose, that PCN had no assets other than tangible assets that would constitute Assets and had no liabilities other than liabilities that would constitute Assumed Liabilities (exclusive, however, for this purpose, of Assumed Liabilities which would constitute Severance Obligations, Rejection

Liabilities and liabilities with respect to the Pre-Petition Loan, the DIP Loan and the Assigned Loans).

      "PCN Estimated Closing Date Net Worth Statement" means the estimated Net Worth Statement required to be delivered by PCN to the Purchaser at the Closing.

      "PCN's Regular Balance Sheet" means a balance sheet of PCN prepared in accordance with generally accepted accounting principles, applied on a basis consistent with those applied in the Audited Statements.

      "Permitted Liability Excess Amount" means $13 million.

      "Purchaser Adjustment Amount" means the amount, if any, disclosed as the Adjustment Amount on the Audited Purchaser Closing Date Net Worth Statement; provided, however, that if the Purchaser does not timely deliver either the Purchaser Closing Date Net Worth Statement to PCN as provided for in Section 2.3(a) above or the Audited Closing Date Net Worth Statement to PCN as provided for in Section 2.3(a) above, the Purchaser Adjustment Amount, if any, shall be deemed to be the Adjustment Amount, if any, on the PCN Estimated Closing Date Net Worth Statement.

      "Purchaser Closing Date Net Worth Statement" means the Net Worth Statement required to be delivered by the Purchaser to PCN after the Closing.

      "Release Date" means the first to occur of: (i) if the Purchaser has not delivered the Purchaser Closing Date Net Worth Statement to PCN by 11:59 p.m. on the thirtieth (30th) day following the Closing Date, the thirty-first (31st) day following the Closing Date; (ii) if the Purchaser has not delivered the Audited Purchaser Closing Date Net Worth Statement to PCN by 11:59 p.m. on the ninetieth
(90th) day following the Closing Date, the ninety-first (91st) day following the Closing Date; or (iii) the date on which there is agreement or final determination of the calculation of the Final Amount as provided for in this
Section 2.3.

      2.4. Stock Payment. (a) As used in this Agreement, "Market Price" shall mean the average of the closing sale price of a share of Medical Manager Stock during the ten (10) trading days immediately preceding (and not including) the Trigger Date as reported on the NASDAQ Stock Market (or, if shares of Medical Manager Stock are not then traded on the NASDAQ Stock Market, as reported on the primary exchange on which such shares are so traded).

         (b) All shares of Medical Manager Stock issued by Medical Manager as part of the Stock Payment shall be duly authorized, validly issued, fully paid and non-assessable shares of Medical Manager Stock.

         (c) As promptly as practicable following the date hereof, Medical Manager will seek, and take all steps reasonably necessary to obtain, from the Staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "SEC") a no action letter (the "No Action Letter")
that, in reliance on the exemption provided by Section 1145(a) of the Bankruptcy
Code: (i) the Medical Manager Stock to be issued by Medical Manager as part of the Stock Payment may be issued to holders of PCN's common stock and preferred stock and others with claims of or against PCN (collectively, the "Distributees") pursuant to the Plan without registration under the 1933 Act; and (ii) the shares of Medical Manager Stock issued under the Plan may be resold without registration under 1933 Act by selling security holders who are neither affiliates of Medical Manager nor underwriters within the meaning of Section 1145(b)(i) of the Bankruptcy Code. Medical Manager agrees that, for purposes of obtaining the No Action Letter, it will acknowledge that, for purposes of
Section 1145(a) of the Bankruptcy Code, Medical Manager will be a "successor" to the Sellers.

         (d) In the event that on or before the sixtieth (60th) day following the date hereof, Medical Manager has not obtained the No Action Letter or received reasonable assurance from the staff of the Division of Corporation Finance of the SEC that the No Action Letter will be issued on or before March 31, 2000, each of the Sellers and Medical Manager will seek an order of the Bankruptcy Court (the "Order") that in reliance on the exemption provided by
Section 1145(a) of the Bankruptcy Code: (i) the Medical Manager Stock to be issued by Medical Manager as part of the Stock Payment may be issued to the Distributees pursuant to the Plan without registration under the 1933 Act; and
(ii) the shares of Medical Manager Stock issued under the Plan may be resold without registration under 1933 Act by selling security holders who are neither affiliates of Medical Manager nor underwriters within the meaning of Section 1145(b)(i) of the Bankruptcy Code.

         (e) In the event that on or before the seventieth (70th) day following the date hereof, Medical Manager has not (x) obtained the No Action Letter or received reasonable assurance from the staff of the Division of Corporation Finance of the SEC that the No Action Letter will be issued on or before March 31, 2000 or (y) obtained the Order, Medical Manager will, as soon as practicable after such 70th day, at its own cost and expense, prepare and file with the SEC a registration statement (a "Registration Statement") to register under Section 5 of the 1933 Act the distribution by PCN of Medical Manager Shares to the Distributees and the sale by all Distributees of such shares following receipt thereof. Medical Manager will use all reasonable efforts to cause such Registration Statement be declared effective by the SEC on or before March 31, 1999. Medical Manager will also provide PCN as many copies of the prospectus contained in any such registration statement as it may reasonably request.

         (f) Prior to the Closing Date, Medical Manager will take all required action to permit it to issue the number of shares of Medical Manager Stock required to be issued by it pursuant to this Agreement, including, without limitation, filing for listing of such shares on the NASDAQ Stock Market prior to the Closing Date.

      2.5. Cash Election. Anything contained in this Agreement to the contrary notwithstanding, at any time prior to the fifth (5th) business day prior to the date on which the Confirmation Order (as defined in Section 7.1 hereof) is signed by the Bankruptcy Court, the Purchaser may by written notice delivered to PCN irrevocably elect to pay the entire Purchase Price in cash rather than part in cash and part in shares of Medical Manager Stock (the "Cash Election"). In the event that the Purchaser exercises the Cash Election: (i) all references in this Agreement to the Stock Payment shall be deemed to refer to an additional cash payment in the amount of $37,500,000 (subject to adjustment as provided for in Section 2.3 above); (ii) the provisions of Section 2.3 and the adjustments to the Purchase Price contained therein shall be deemed appropriately modified to reflect the fact that the entire Purchase Price will be paid in cash; (iii) the provisions of Section 2.4 above shall no longer apply; and (iv) the conditions to the Closing contained in Section 11.1(e) and 11.3(g) below shall no longer apply.

      2.6. Allocations of Purchase Price. Within sixty (60) days following the Closing Date, the Purchaser shall prepare a schedule of the allocation of the Purchase Price. Subject to the consent of PCN, which consent shall not be unreasonably withheld, the Sellers and Purchaser shall use and cause to be used such allocation for all federal, state and local income tax purposes, including, without limitation, the preparation and filing of their respective counterparts of Form 8594 (or any other form hereafter mandated by the Internal Revenue Service ("IRS")) as required by the regulations under Section 1060 of the Internal Revenue Code of 1986, as amended ("Code").


3.    ASSUMPTION OF LIABILITIES

      3.1. Assumption. Upon transfer of the Assets on the Closing Date, and subject to Section 3.2 hereof, the Purchaser will assume and thereafter pay, perform and discharge, when due, to the extent not paid, performed or discharged by the Sellers on or before the Closing Date, the Assumed Liabilities. As used herein the term "Assumed Liabilities" means, collectively, the following obligations and liabilities, other than any such obligations and liabilities that are Retained Liabilities (as defined in Section 3.2 below):

                  (a) all liabilities and obligations of the Sellers at September 30, 1999 which are reflected in the column "Net Worth Statement" on
Schedule 2.3 hereto (the "Liability Statement") (as supplemented by the schedule of "Accrued Other" attached to Schedule 2.3);

                  (b) all liabilities and obligations of any one or more of the Sellers which are of the type reflected in the column "Net Worth Statement" on the Liability Statements (as supplemented by the schedule of "Accrued Other" attached to Schedule 2.3) and are incurred in the ordinary course of the Business since September 30, 1999, including, without limitation: (i) any liabilities and obligations of the Sellers for accounts payable (the "Accounts Payable") existing on the Closing Date; (ii) to the extent appropriately reflected on the Audited Purchaser Closing Date Net Worth Statement, (x) such obligations of any one or more of the Sellers, if any, to any employee for accrued compensation, benefits and vacation days existing on the Closing Date and (y) such obligations arising as a result of the Sellers no longer operating as going-concerns from and after the Closing Date;

                  (c) the obligations of any one or more of the Sellers relating to or arising under: (i) the End-User Agreements (such as, by way of example only, any such liability or obligation for which deferred software support liability, deferred hardware maintenance liability or both has been recorded on the Sellers' books (the "Deferred Revenue Account"); (ii) any warranty or service commitments of the Sellers to any End User or Reseller; (iii) the Third Party Agreements; and (iv) commitments by the Sellers to install their medical practice management software products (and related hardware);

                  (d) all liabilities or damages arising from the rejection by any one or more of the Sellers of any Unexpired Leases (as hereinafter defined) and Unexpired Executory Contracts (as hereinafter defined) as provided for in
Section 7.1 hereof (the "Rejection Liability");

                  (e) all liabilities and obligations of any one or more of the Sellers to Medical Manager with respect to the $2,000,000 principal amount of the Assigned Loans (as defined in the Assignment and Intercreditor Agreement (as defined in Schedule 3.2(g) hereto)); and

                  (f) all liabilities and obligations of any one or more of the Sellers with respect to the Pre-Petition Loan and the DIP Loan.

                  Nothing contained in this Section 3.1 is intended to, or shall be construed so as to create any third party beneficiaries of this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto, including, without limitation, any employee, customer or creditor of any one or more of the Sellers, the Purchaser or any of their respective Affiliates. Without in any way limiting the foregoing, it is not the intention of either the Purchaser or the Sellers that the assumption by the Purchaser of the Assumed Liabilities shall in any way enlarge the rights of third parties under contracts or arrangements with the Purchaser or the Sellers. Nothing contained herein shall prevent the Purchaser from contesting in good faith any of the Assumed Liabilities with any third party.

      3.2. Limitations on Assumption. Any other provision of this Agreement to the contrary notwithstanding, neither the Purchaser nor any of its Affiliates will or does assume any liability or obligation of any one or more of the Sellers (whether now existing or hereafter arising, whether known or unknown) relating to or arising out of any of the following (all liabilities and obligations not so assumed collectively referred to as the "Retained Liabilities" and, accordingly, the definition of "Assumed Liabilities" shall not include any of the following):

         (a) any liability or obligation of any one or more of the Sellers, absolute or contingent, known or unknown, not expressly included in the definition of Assumed Liabilities provided for in Section 3.1 above;

         (b) the preparation or presentation of the Sellers' financial statements or any other accounting matters, including, without limitation, the matters referred to in the litigation referred to as "In Re Physician Computer Network Securities Litigation" (the "Class Action Litigation");

         (c) any liability or obligation of any one or more of the Sellers with respect to any action, suit, proceeding, arbitration, investigation or hearing pending as of the Closing Date (the "Retained Litigation"), including, without limitation:

                  (i) the Class Action Litigation or any other action, suit, proceeding, arbitration, investigation or hearing related to the subject matter thereof, including, without limitation, the Claims asserted against PCN by any one or more of Ronald Holden, Gordon Romer, John Mortell and Genesis Insurance Company;

                  (ii) any investigation by a governmental agency or authority, including, without limitation, the United States Securities and Exchange Commission or the United States Attorney's Office for the District of New Jersey, in each case, pending on the Closing Date;

         (d) any Claims for damages against PCN, to the extent the subject matter of those Claims involves the sale or other issuance of PCN securities (such Claims, together with the Class Action Litigation and the Retained Litigation, being referred to herein as the "Retained Claims");

         (e) any Claims of any person for contribution or indemnification from any one or more of the Sellers, to the extent the subject matter of those Claims involves any one or more of the items referred to in subsection (b), (c) or (d) of this Section 3.2;

         (f)       any Claims against the Sellers for payment of:

                  (i) any domestic (federal, state or local) or foreign sales, use, payroll, unemployment, withholding or franchise taxes, together with interest and penalties thereon, due or due to become due from any one or more of the Sellers: (x) on account of the operation of the Business prior to the Closing Date (except to the extent appropriately accrued for on Liability Statement (which amounts shall constitute Assumed Liabilities)); or (y) on account of the transactions called for by this Agreement;

                  (ii) any domestic (federal, state or local) or foreign income taxes, together with interest and penalties thereon, due or to become due from any one or more of the Sellers;

         (g) any Claims against any one or more of the Sellers under the Sellers' senior credit facility referred to on Schedule 3.2 (g) hereto (the "Bank Debt") (other than with respect to the Assigned Loans);

         (h) any obligation of any one or more of the Sellers to pay any legal, accounting, investment banker or other professional fees incurred by any one or more of the Sellers: (i) in connection with or related to the negotiation of this Agreement, the consummation of the transactions contemplated by this Agreement or the bankruptcy proceedings described in Article 7 below; or (ii) except as accrued for on the Liability Statement and arising in the ordinary course of the Sellers' Business (which amounts shall, notwithstanding the provisions of Section 3.2(c) above, constitute Assumed Liabilities), in connection with any other matter;

         (i) liabilities or obligations incurred as a result of activities of any one or more of the Sellers, their respective Affiliates and their respective successors and assigns after the Closing Date;

         (j) liabilities or obligations of any one or more of the Sellers or any of their respective Affiliates (x) under or pursuant to any of the Retained Agreements or (y) with respect to the Sale Bonuses;

         (k) except for the agreements of the Purchaser and Medical Manager specifically provided for in Section 10.4 below, any liabilities or obligations of any one or more of the Sellers to any person arising from the publication, sale or distribution by any one or more of the Sellers of any software or hardware product which is not Y2K Compliant (as defined in Section 5.14(d) below);

         (l) liabilities or obligations of any one or more of the Sellers to the extent arising from or relating to the breach by any one or more of the Sellers occurring on or before the Closing Date of any of the terms or provisions of any Third Party Agreement, End User Agreement, warranty or service commitments or installation commitments;

         (m) liabilities or obligations of any one or more of the Sellers to any of their shareholders, warrant holders or option holders, in their capacity as shareholders, warrant holders and option holders, respectively; and

         (n) liabilities or obligations of any one or more of the Sellers under or with respect to the PCN 401(k) Plan.

      3.3. Right of Enforcement and Settlement. From and after the Closing Date, the Purchaser will have complete control over the payment, settlement or other disposition of the Assumed Liabilities and the right to commence, conduct and control all negotiations and proceedings with respect thereto. The Sellers will notify the Purchaser promptly of any claim made with respect to any such Assumed Liabilities and will not, except with the Purchaser's prior written consent, volun tarily make any payment of, settle or offer to settle, or consent to any compromise or admit liability with respect to any such Assumed Liabilities. The Sellers will cooperate with the Purchaser in any reasonable manner requested by the Purchaser in connection with any negotiations or proceedings involving any Assumed Liabilities.

      3.4. Reimbursement in Lieu of Assumption. In the event that any one or more of the Assumed Liabilities constitutes an obligation to pay money to a third party on or immediately following the Closing Date, with the mutual agreement of the parties hereto, which agreement shall not be unreasonably withheld, subject to the provisions of the Bankruptcy Code and any applicable order of the Bankruptcy Court, such obligation: (i) shall be retained by the Sellers; and (ii) contemporaneously with the payment by the Purchaser to the Sellers of the Purchase Price, the Purchaser shall also pay to the Sellers the amount necessary for the Sellers to fully pay and satisfy such obligation (any such payments, together with the Agreed Reimbursement Amount (as defined in Section 10.2(b) hereof), being referred to herein, collectively, as the "Reimbursement Amount"); provided, however, that, to the extent that any such obligation would have, but for the provisions of this Section 3.4, constituted an Assumed Liability to be included on a Closing Date Net Worth Statement and taken into account in the calculations required in accordance with Section 2.3 hereof, such obligation shall be deemed to continue to constitute an Assumed Liability for such purpose.

4.    CLOSING

         The closing of the transactions to be effected hereunder (the "Closing") will occur within two business days following the satisfaction of the condition set forth in Section 11.1(a) below (the "Closing Date"). The Closing shall take place at the offices of Gordon Altman Weitzen Shalov & Wein, LLP 114 West 47th Street, 20th Floor, New York, New York 10036-1510 or at such other place and at such other time as the parties hereto may agree. For purposes of preparing any Closing Date Net Worth Statement, the Closing shall be deemed to have occurred at 11:59 PM on the Closing Date.

5.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers hereby represent and warrant to the Purchaser and Medical Manager that the following are true and correct:

      5.1. Existence and Authority. (a) PCN is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Each of Versyss and HP are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. WM is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. IHS is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of the Sellers is authorized or licensed to do business in each jurisdiction in which the character and location of its assets or the nature of its business makes such qualification necessary, except to the extent that the failure to so qualify would not have an adverse effect on any one or more of the Sellers or the Business. Each of the Sellers has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and has all requisite power and authority, licenses, permits and franchises to own or lease and operate its properties and carry on its business as it is presently being conducted.

                  (b) The principal executive offices of PCN, HP, Versyss, IHS and WM are located at 1200 The American Road, Morris Plains, New Jersey. Since January 1, 1994: (i) the name of PCN has been "Physician Computer Network, Inc." and, except as set forth on Schedule 5.1(b) hereto, it has neither used nor done business under any other name in any jurisdiction; (ii) the name of Versyss has been "VERSYSS Incorporated" and it has neither used nor done business under any other name in any jurisdiction; (iii) the name of WM has been "Wismer*Martin, Inc." and it has neither used nor done business under any other name in any jurisdiction; and (iv) the name of IHS has been "Integrated Health Systems, Inc." and it has neither used nor done business under any other name in any jurisdiction. Since the date of its formation, the name of HP has been "PCN HP Venture Corp." and, except as set forth on Schedule 5.1(b) hereto, it has neither used nor done business under any other name in any jurisdiction.

                  (c) Except as set forth in Schedule 5.1(c) hereto, none of the
Sellers: (i) has any direct or indirect Subsidiaries (whether or not active); or
(ii) owns or holds any capital stock, partnership interest, membership interest or other similar equity interest in any other person or entity.

      5.2. Authorization of Agreement. Except as set forth on Schedule 5.2 hereto, the execution, delivery and performance of this Agreement and the Ancillary Documents (as hereinafter defined) by any of the Sellers which are parties thereto, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been and, when executed by the Sellers which are parties thereto, the applicable Ancillary Documents will be duly and validly executed and delivered by each of the Sellers which are parties thereto. Subject to the approval of the Bankruptcy Court, this Agreement constitutes and, when executed by the Sellers which are parties thereto, and the applicable Ancillary Documents will constitute valid and binding obligations of each of the Sellers party thereto, each enforceable in accordance with its terms.

      5.3. Effect of Agreement, Etc. Except as set forth on Schedule 5.3 hereto and except as may be required by the Bankruptcy Code, the execution, delivery and performance of this Agreement and the applicable Ancillary Documents by the Sellers and consummation by the Sellers of the transactions contemplated hereby and thereby, will not, with or without the giving of notice and the lapse of time, or both: (a) violate any provision of law, statute, rule, regulation or executive order to which any one or more of the Sellers, the Business or the Assets is subject; (b) violate any judg ment, order, writ or decree of any court to which any one or more of the Sellers, the Business or the Assets is subject; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in or permit any other party to cause the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encum brance upon any of the Assets pursuant to any partnership agreement, corporate charter or by-laws, commitment, lease, mortgage, contract or other agreement or instrument (including, without limitation, any of the End-User Agreements) to which one or more of the Sellers is a party or by which any of the Assets are bound or affected.

      5.4. Restrictions;  Burdensome Agreements. Except as set forth on Schedule
5.4 hereto, none of the Sellers is a party to any contract, commitment or agreement, nor, except for the Bankruptcy Code, are any of the Sellers or any of the Assets subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent any of the Sellers from entering into this Agreement or from consummating the transactions contemplated by this Agreement as it is written.

      5.5. Governmental and Other Consents. Except for compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1996, as amended (the "HSR") and the Bankruptcy Code, and except those consents the failure of which to obtain will not prohibit or delay the consummation of the transactions contemplated by this Agreement, except as set forth on Schedule 5.5 hereto, no consent, authorization or approval of, or exemption by or filing with, any foreign or domestic governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by any of the Sellers of this Agreement or the applicable Ancillary Documents or the taking of any action herein or therein contemplated.

      5.6. Financial Statements. PCN has delivered to Medical Manger, and included as Schedule 5.6 hereto, are correct and complete copies of: (i) the consolidated balance sheets of PCN and its consolidated subsidiaries as at December 31, 1998, 1997 and 1996 (as restated), and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1997, together with the report thereon by Arthur Andersen LLP (the "1998 Statements"); and (ii) the consolidated balance sheet of PCN and its consolidated subsidiaries as at September 30, 1999, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the nine month period ended September 30, 1999, together with the report thereon by Arthur Andersen LLP (the "Audited Statements" and, together with the 1998 Statements, the "Financial Statements"). Also included as part of Schedule 5.6 hereto, but not included within the definition of the "Financial Statements", is the statement of operations, changes in shareholders' equity (deficit) and cash flows of PCN and its consolidated subsidiaries for the year ended December 31, 1996. The Financial Statements: (i) are in accordance with the books and records of the Sellers; (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as indicated in the notes thereto); and (iii) fairly present in all material respects in accordance with applicable requirements of GAAP the consolidated balance sheets of PCN and its consolidated subsidiaries as at their respective dates and the consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the periods then ended.

      5.7. Absence of Certain Changes or Events. Except as set forth on Schedule
5.7 hereto, since September 30, 1999 none of the Sellers have: (i) suffered any adverse change in, or the occur rence of any events (exclusive of general market or industry information) which, individually or in the aggregate, have had, or might reasonably be expected to have, a material adverse effect on the Business' condition (financial or otherwise), results of operations, properties or business or on the Assets; (provided, however, that each of the Sellers, Medical Manager and the Purchaser acknowledge the liquidity problems suffered by the Sellers, as well as the disclosure of certain accounting improprieties with respect to PCN's financial statements and agrees that, for purposes of this
Section 5.7, such liquidity problems and disclosure shall not constitute an adverse change); (ii) incurred damage to or destruction of any of the Assets by casualty, whether or not covered by insurance, or suffered or became subject to any pending or threatened condemnation of property; (iii) incurred any material obligations or liabilities (fixed or contingent) except (A) in the ordinary course of business, none of which were entered into for an inadequate consideration, (B) obligations and liabilities under the Commitments (as hereinafter defined) to the extent required thereby, and (C) obligations and liabilities under this Agreement; (iv) made any change in the nature of the Business; (v) mortgaged, pledged, assigned, hypothecated or subjected to lien or any other encumbrance any of the Assets; (vi) sold, transferred or leased any of the Assets, except in each case in the ordinary course of business and consistent with past practice; (vii) sold, assigned, transferred, or granted any rights under or with respect to, any of its licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset in each case to the extent related to the Business and, in each case, other than in the ordinary course of business consistent with past practice; (viii) amended or terminated any of its contracts, agreements, leases or arrangements relating to the Business other than in the ordinary course of business consistent with past practice; (ix) waived or released any other rights with respect to the Business other than in the ordinary course of business consistent with past practice; (x) had work performed which could give rise to mechanics liens with respect to any of the Assets which has not been paid or which payment has not been provided for; or (xi) entered into any other material transaction with respect to the Business not in the ordinary course of business.

      5.8. Deferred Revenue Account. (a) Schedule 5.8(a) hereto contains a true and correct schedule and calculation of obligations included in the Deferred Revenue Account as of September 30, 1999 which constitute liabilities and obligations of the Sellers to provide to End Users maintenance and support services for application software products of or supported by the Business (the "Deferred Software Maintenance Obligations"). All Deferred Software Maintenance Obligations have arisen in the ordinary course of business consistent with past practice.

                  (b) Schedule 5.8(b) hereto contains a true and correct schedule and calculation of obligations included in the Deferred Revenue Account as of September 30, 1999 which constitute liabilities and obligations of the Sellers to provide to End Users maintenance and support services for computer hardware, operating system software, parts and related equipment (the "Deferred Hardware Maintenance Obligations"). Except as set forth on Schedule 5.8(b), all Deferred Hardware Maintenance Obligations have arisen in the ordinary course of business consistent with past practice.

      5.9. Accounts Receivable. Set forth on Schedule 5.9 hereto is a true, correct and complete schedule (the "Account Receivable Schedule") setting forth:
(i) all of the Accounts Receivable as of September 30, 1999; and (ii) the aging thereof. The Accounts Receivable listed on the Accounts Receivable Schedule are valid and genuine, have arisen only from bona fide transactions in the ordinary course of business and are properly recorded in the Sellers' books and records. The Sellers do not have any knowledge or any reason to believe that, subject to the reserve listed on Schedule 5.9, such receivables are not collectible in the ordinary course of business, consistent with the Sellers' past collection practice.

      5.10. Accounts Payable. Schedule 5.10 hereto contains a true and complete list of all Accounts Payable as of September 30, 1999. All Accounts Payable set forth on Schedule 5.10 have arisen in the ordinary course of business consistent with past practice.

         5.11. Title to the Assets; Absence of Liens and Encumbrances, Etc. Except as set forth on Schedule 5.11(a) hereto: (a) any one or more of the Sellers has good and valid title to, and owns outright, the Assets, free and clear of all mortgages, claims, liens, charges, leases, subleases, encum brances, security interests, restrictions on use or transfer or other material defects of any nature, whether or not recorded; and (b) the sale and delivery of the Assets pursuant hereto will vest in the Purchaser good and valid title to the Assets free and clear of all mortgages, claims, liens, charges, encumbrances, leases, subleases, security interests, restrictions on use or transfer, or other defects of any nature except (i) as set forth on Schedule 5.11(b) hereto, (ii) obligations arising under the terms of the Commitments,
(iii) those which would not impair the use and enjoyment of the property (and do not require the payment of money), (iv) liens for taxes not yet due and payable and (v) claims which in the aggregate do not exceed $50,000.

         5.12.    Contracts.

                  5.12.1. Attached hereto as Schedule 5.12.1(a) are copies of the standard form of End-User Agreements, including, without limitation, the standard form of license agreement, standard form of software support agreement, standard form of hardware service agreement and standard form of purchase agreement for each of the PMS Software products and related hardware and services (collectively, the "Standard Agreements"). Except as described on
Schedule 5.12.1(b) hereto, none of the End-User Agreements contain any term or provision which: (i) restricts the Sellers from assigning its rights and obligations under such agreements; (ii) requires any of the Sellers to deliver the source-code for any software product to any third party (other than source-code escrow arrangements); (iii) requires any of the Sellers to provide maintenance, support or other services to any End-User free of charge for any period of time (other than for a period not to exceed one year following the installation of a system); (iv) requires any of the Sellers to provide services for more than a one year period; (v) requires any of the Sellers to deliver any material modification to or materially enhanced functionality for any software product (other than updates and bug-fixes); (vi) requires any of the Sellers to deliver a new or next generation product (other than updates); (vii) requires any of the Sellers to provide future discounts or fixed rates on future hardware and/or software purchase by the End-User (except to the extent such discounts or rates will not result in costs to the Purchaser of $250,000 or more in the aggregate); and (viii) other than with the giving of due notice, prevents or restricts any of the Sellers from ceasing to provide support for any product after the end of the then current term of the End-User Agreement.

                  5.12.2. Set forth on Schedule 5.12.2 is a true and complete list, as of the date hereof, of all of the Reseller Agreements. Attached to
Schedule 5.12.2 are: (i) copies of PCN's standard form of independent value-added reseller agreement for resellers of PCN's Health Network practice management software product; and (ii) a representative sample of VERSYSS' form of independent value-added reseller agreement for resellers of the MENDS practice management software product.

                  5.12.3. Set forth on Schedule 5.12.3 is a true and complete list, as of the date hereof, of all Equipment Leases, Commercial Agreements and OEM Agreements.

                  5.12.4. Except as set forth on Schedule 5.12.4, except for the End-User Agreements, the Reseller Agreements, the Equipment Leases, the Commercial Agreements, the OEM Agreements, the Real Property Leases, the Web Agreement, the Pre-Petition Loan, this Agreement and any other agreement between any one or more of the Sellers, on the one hand, and any one or more of Medical Manager and its Affiliates on the other hand, none of the Sellers is a party to and none of the Assets is bound by any:

                  (a) lease of: (i) personal property requiring payments by any one or more of the Sellers of more than $25,000 on an annualized basis; or (ii) real property;

                  (b) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents or copyrights (or applications therefor), software, unpatented designs or processes, formulae, know-how or technical assistance or other property rights, including without limitation, the Intellectual Property (other than standard licenses of the Business's software products entered into in the ordinary course of business and licenses of off-the-shelf software products);

                  (c) employment, consulting agreement, severance agreements, other agreement with any employee of any one or more of the Sellers;

                  (d) agreement with any value-added reseller, business partner, distributor, dealer, sales agent or representative with respect to the sale or licensing of the Business' products or services;

                  (e) any original equipment manufacturing agreement;

                  (f) joint venture or partnership agreement;

                  (g) agreement for the borrowing or lending of money;

                  (h) agreement granting to any person a lien, security interest or mortgage on any of the Assets, including, without limitation, any factoring agreement or agreement for the assignment of accounts receivable or inventory;

                  (i) source-code escrow agreement;

                  (j) agreement which restricts any one or more of the Sellers from conducting the Business anywhere in the world;

                  (k) claims clearing agreement or electronic data interchange agreement;

                  (l) agreement regarding any acquisition or disposition of any assets used in the Business by any one or more of the Sellers other than in the ordinary course of business containing any currently operative provisions;

                  (m) currently operative agreement regarding the settlement of any litigation;

                  (n) agreement with any Affiliate of any one or more of the Sellers;

                  (o) other Third Party Agreement not otherwise described above relating to the Assumed Liabilities providing for payment by any one or more of the Sellers of an amount in excess of $50,000 on an annualized basis and which have a remaining term of one year or more; and

                  (p) other agreements entered into outside of the ordinary course of business providing for payment by any one or more of the Sellers of an amount in excess of $25,000 on an annualized basis and which have a remaining term of one year or more.

                  Correct and complete copies of all such agreements, leases and other instruments and written amendments thereto (or, where they are oral, true and complete written summaries thereof) required to be shown on Schedule 5.12.4 (together with each End-User Agreement, each Reseller Agreement, each Equipment Lease, each of the Commercial Agreements, each OEM Agreement and each Real Property Lease, such agreements, leases and instruments are collectively referred to herein as the "Commitments"), have been provided or otherwise made available to the Purchaser on or prior to the date hereof.

                  5.12.5. Except as set forth on Schedule 5.12.5(a) hereto, each of the Commitments is valid, in full force and effect and enforceable by the Seller which is a party thereto in accordance with its terms. Except as set forth on Schedule 5.12.5(b) hereto, all of the Commitments which are included in the Assets or as part of the Assumed Liabilities are, or at the Closing will be, whether as a result of the application of the provisions of Section 365 of the Bankruptcy Code or otherwise, assignable by the Seller which is a party thereto, as applicable, to the Purchaser without the consent of any other party thereto.

                  5.12.6. Except as set forth on Schedule 5.12.6, the Sellers have fulfilled, or have taken all action reasonably necessary to have been taken to date to enable each of them to fulfill when due, all of their respective obligations under the Commitments. Except as indicated on Schedule 5.12.6, there has not occurred any default by any of the Sellers or any event which, with the giving of notice or the lapse of time or both, and/or the election of any person other than the Sellers will become such a default by any of the Sellers, nor, to the knowledge of the Sellers, has there occurred any material or monetary default by others or any event which, with the lapse of time and/or the election of any of the Sellers, will become such a default under any of the Commitments (including, without limitation, the End-User Agreements). None of the Sellers nor, to the best of Sellers' knowledge, any other party is in arrears in respect of the performance or satisfaction of any non-monetary term or condition to be performed or satisfied by it under any of the Commitments, and no waiver or indulgence has been granted by any of the Sellers thereunder. None of the Sellers nor any other party is in arrears in respect of the performance or satisfaction of any monetary term or condition to be per formed or satisfied by it under any of the Commitments, and no waiver or indulgence has been granted by any of the Sellers thereunder.

         5.13. End-Users. Set forth on Schedule 5.13(a) is a true and correct list, as of the date hereof, of all End-Users who or which, as the case may be, are parties to End User Agreements directly with one or more of the Sellers with respect to Health Network, Mends and MDX (each as defined in 5.14(b) below); provided, however, that the representation and warranty contained in this
Section 5.13 shall not be deemed to constitute a representation or warranty that any particular End User is currently using any particular PMS Software product.

         5.14. Intellectual Property; Y2K Compliance. (a) Schedule 5.14(a) hereto sets forth a true and correct description of all of the Intellectual Property used in and material to the operation of the Business (other than off-the-shelf software products that can be purchased for $5,000 or less per single user license). The PMS Software does not violate or infringe on the rights of any other person. To the best knowledge of the Sellers, the other software utilized by the Sellers in the operation of the Business neither violates nor infringes on the rights of any other person. The Sellers have not received any notice of or alleging any violation of the asserted rights of others with respect to the Intellectual Property. The Sellers are not aware of any third party that is infringing or violating any of the rights of the Sellers with respect to the Intellectual Property. Except as provided for in the license agreements referred to on Schedule 5.14(a) hereof, no royalties, license fees or other similar payments are required for the continued use by Purchaser of the Intellectual Property used in and material to the operation of the Business. None of the Intellectual Property has ever been declared invalid or unenforceable.

                  (b) The Sellers have developed or cause to be developed, and published: (i) updates (each such update being referred to herein as a "Y2K Update") required to make the most recent non-Y2K Compliant version of each of the following PMS Software products distributed and supported by any one or more of the Sellers Y2K Compliant (as defined below): (x) PCN Health Network ("Health Network"); (y) MENDS ("Mends"); and MDX ("MDX"); and (ii) patches (the "Y2K Patches") for the Sellers' proprietary operating system programs and hardware platforms identified on Schedule 5.14(b)(ii) ("Operating Software"). Schedule 5.14(b)(ii) identifies the versions of each such PMS Software product and each such Operating Software product which is Y2K Compliant.

                  (c) Schedule 5.14(c) hereto identifies, with respect to each End-User who or which, as the case may be, is, as of the date hereof, a party to a currently effective software support agreement directly with one or more of the Sellers, whether or not, as of the date specified on Schedule 5.14(c), the Sellers have either one or both of distributed and caused to be installed with such End User a Y2K Update to the PMS Software used by such End User.

                       (d) As used herein, "Y2K Compliant" means that a particular version of a software product: (i) will operate prior to, during, and after the calendar year 2000 A.D., both on a stand-alone basis and when interacting or inter-operating with third-party hardware, in a manner consistent with the software and systems without error and without human intervention, other than original date entry; (ii) will accept, process, display, and report all century-based data consistently and accurately to the extent that the third-party hardware and software used in combination with that software properly exchanges date data, including century-based, data with it; and (iii) that neither the occurrence of any date nor the change of century will adversely affect the processing, calculating, comparing, sequencing, or other use of data by that software including, without limitation causing (x) any error relating to or resulting from century-based data, (y) any abnormal ending or provision of invalid or incorrect results as a result of any century-based data, and (z) any error relating to the century recognition or calculations accommodating century-based data, values or formulae to the extent that the third-party hardware and software used in combination with that software properly exchanges date data, including century-based data, with it.

                       (e) Prior to the date hereof, the Seller has delivered to each Reseller a software disk containing the Y2K Updates and Y2K Patches for each of the PMS Software products and Operating Software products supported by such Resellers.

         5.15. Real Estate Leases. (a) The leasehold estates and Real Property Leases listed in Schedule 5.15(a)(i) are all of the leasehold estates under which, as of the date hereof, any of the Sellers are lessees or sublessees of any real property or interest therein. Except as set forth on Schedule 5.15(a)(ii), none of the Sellers is a sublessor of any leasehold estate demised to it under any Real Property Lease.

                       (b) Except as set forth on Schedule 5.15(b), none of the Sellers is in default or has received any notice of any default, or failed to take any action that could result in a default, under the Real Property Leases. To the Sellers' knowledge, no other party to any such lease is in material or monetary default thereunder.

         5.16. Compliance With Laws. Except as set forth on Schedule 5.16 hereto, each of the Sellers has complied and is in compliance with all applicable laws and rules and regulations of foreign, federal, state and local governments and all agencies thereof and other regulatory bodies related to the operation of the Business or ownership of the Assets the failure to comply with which has or reasonable would have an adverse effect on the Business or the Assets, and there are no pending claims which have been filed against any of the Sellers or any of their respective Affiliates (relating to the operation of the Business or the ownership of the Assets) alleging a violation of any such law or regulation. No notice has been received by any of the Sellers with respect to any such violation of any such legal requirements.

         5.17. Litigation. Except as set forth on Schedule 5.17 hereto, there are no claims, actions, suits, proceedings, arbitrations, investigations or hearings or notices of hearing pending or, to the best knowledge of the Sellers threatened, before any court or governmental or administrative authority or private arbitration tribunal against or relating to either: (i) the transactions contemplated hereby; or (ii) any one or more of the Sellers with respect to the Business or any of the Assets (including, without limitation, any End-User Agreement).

         5.18. Labor Matters. (a) Schedule 5.18(a) hereto contains a true and correct schedule of: (i) the names, job descriptions and current annual salary rates of all present employees of each of the Sellers (the "Employees"); (ii) the amount of severance payable to each such employee (assuming for such purpose that the Closing Date was the date on which such person's employment was terminated) (the "Severance Obligations"); (iii) the dollar value of all accrued vacation days of each such employee as of the date specified on Schedule
5.18(a); and (iv) the amount and description of bonus or other compensation payable by any of the Sellers to any such employee upon or as a result of the occurrence of such employee remaining employed by any of the Sellers beyond a specified date (the "Stay-Put Bonuses").

                       (b) No employee of any of the Sellers is represented by any union or collective bargaining agent, and, to the best knowledge of the Sellers, there has been no union organizational efforts in respect of the employees of the Seller.

                       (c) Except for the agreement between PCN and Alvarez & Marsal, Inc. (the "AM Agreement") (which is a Retained Agreement and a Retained Liability), Schedule 5.18(c) hereto contains a true and correct list and description of all agreements between PCN, on the one hand, and each senior executive of PCN, on the other hand, regarding any bonus or other compensation payable by PCN to any such executive upon or as a result of the sale of the Business (the "Sale Bonuses").

         5.19. Taxes. Each of the Sellers has filed or obtained valid extensions for the filing of all tax and information returns and reports relating to the Business and the Assets required to be filed, and all taxes, fees, assessments or other governmental charges, withholdings of any nature, including franchise taxes, use and occupancy taxes and sales taxes, have been paid (except those being contested in good faith), or adequate provision for the payment thereof has been made and is provided for on the Financial Statements (to the extent applicable as of the date of such statements), in each case as of the date hereof, in all taxing jurisdictions in which the conduct of the Business or the ownership of the Assets subjects any of the Sellers to any taxes, fees, assessments or other governmental charges.

         5.20. Entire Business. The Assets constitute all of the assets reasonably necessary to, immediately following the Closing Date, operate the Business as currently conducted, assuming for such purposes only, that, immediately following the Closing Date, the Purchaser itself was to: (i) employ all of the Employees (including management personnel) currently employed by the Sellers in connection with the Business immediately prior to the Closing Date; and (ii) assume all of the liabilities with respect to all of the facilities and all equipment leases used in such facilities to the same extent currently used by the Sellers in the operation of the Business. No portion of the Business is conducted by any person or entity other than the Sellers.

         5.21. Brokers. Except as set forth on Schedule 5.21 hereto, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of the Sellers.

         5.22. Employee Benefit Plans. (a) Except as set forth on Schedule 5.22(a) hereto, none of the Sellers has any employee benefit plans or arrangements, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which any Employees, their spouses or dependents participate ("Employee Benefit Plans").

                  (b)  Controlled  Group  Liability.  Except  as  set  forth  on
Schedule 5.22(b), none of the Sellers, nor any entity that would be aggregated with either under Code Section 414(b), (c), (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability under Title IV of ERISA; (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the Pension Benefit Guaranty Corporation (the "PBGC") when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA or failed to comply with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") with respect to any group health plan within the meaning of Section 5000(b)(1) of the Code, except for any such violation or failure which would not result in any liability to the Purchaser or Medical Manager.

                  (c) Other  Liabilities.  (i) Except for the Stay-put  Bonuses,
the Sale Bonuses and the obligations of PCN under the AM Agreement, none of the Sellers is under any obligation to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code) and (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals under the Employee Benefit Plans for all periods ending prior to or as of the date hereof for the Employees have been paid or are disclosed on Schedule 5.22(c).

                  (d) Compliance. Each employee benefit plan covering any Employee is in compliance with all applicable laws and regulations and has been operated in accordance with its terms and provisions, except as to any such noncompliance or operation which would not result in any liability to the Purchaser With respect to each employee benefit plan covering any Employee there are no actions, claims or disputes pending by any third party and no audits, proceedings, claims or demands pending by any governmental authority which would result in any liability to the Purchaser.


6.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MEDICAL
MANAGER

                  The Purchaser and Medical Manager hereby represent and warrant to each of the Sellers that the following are true and correct:

         6.1. Organization, Etc. Medical Manager is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Purchaser is a direct wholly owned subsidiary of Medical Manager. Each of the Purchaser and Medical Manager has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Each of the Purchaser and Medical Manager is authorized or licensed to do business in each jurisdiction in which the character and location of its assets or the nature of its business makes such qualification necessary, except to the extent that the failure to so qualify would not have an adverse effect on the Purchaser, Medical Manager or, following the Closing, the Business. Each of the Purchaser and Medical Manager has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and has all requisite power and authority, licenses, permits and franchises to own or lease and operate its properties and carry on its business as it is presently being conducted.

         6.2. Authorization of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Documents by the Purchaser and Medical Manager and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, including approval by the Purchaser's and Medical Manager's respective Boards of Directors. This Agreement has been and, when executed by one or both of the Purchaser and Medical Manager, as applicable, the applicable Ancillary Documents will be duly and validly executed and delivered by each of the Purchaser and Medical Manager. This Agreement constitutes and, when executed by the Purchaser and Medical Manager, to the extent they are parties thereto, the applicable Ancillary Documents will constitute valid and binding obligations of each of the Purchaser and Medical Manager, each enforceable in accordance with its terms.

         6.3. Effect of Agreement, Etc. The execution, delivery and performance of this Agreement by each of the Purchaser and Medical Manager and consummation by each of the Purchaser and Medical Manager of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both: (a) violate any provision of law, statute, rule, regulation or executive order to which either one or both of the Purchaser and Medical Manager is subject; (b) violate any judgment, order, writ or decree of any court to which either one or both of the Purchaser and Medical Manager is subject; (c) result in the breach or conflict with any term, covenant, condition or provision, result in or permit any other party to cause the modifications or terminations of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Purchaser's or Medical Manager's assets pursuant to any partnership agreement, corporate charter or by-laws, or any commitments, contract or other agreement or instrument to which either one or both of the Purchaser and Medical Manager is bound.

         6.4. Governmental and Other Consents. Except for compliance with the provisions of HSR and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or as specifically contemplated elsewhere in this Agreement, and except those consents the failure of which to obtain will not prohibit or delay the consummation of the transactions contemplated by this Agreement, no consent, authorization or approval of, or exemption by or filing with, any govern mental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by either the Purchaser or Medical Manager of this Agreement or any of the instruments or agreements herein referred to, or the taking of any action herein contemplated.

         6.5. Restrictions; Burdensome Agreements. Neither the Purchaser nor Medical Manager is a party to any contract, commitment or agreement, nor is either one or both of the Purchaser and Medical Manager subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent either one or both of the Purchaser and Medical Manager from entering into this Agreement or from consummating the transactions contemplated by this Agreement as it is written.

         6.6. Litigation. As of the date hereof, except as described in the Medical Manager SEC Documents (as defined in Section 6.8 below) there are no claims, actions, suits, proceedings, arbitrations, investigations or hearings or notices of hearings pending or, to the best knowledge of the Purchaser and Medical Manager, threatened against the Purchaser, Medical Manager or any of their Affiliates, before any court or governmental or administrative authority or private arbitration tribunal relating to the transaction contemplated hereby or which could have a material adverse effect on the transactions contemplated hereby.

         6.7. Issuance of Medical Manager Stock. All shares of Medical Manager Stock which are to be issued as part of the Stock Payment will be, when issued in accordance with the terms hereof, validly issued, fully paid and non-assessable and not subject to preemptive rights.

         6.8. SEC Documents; Financial Statements. (a) Medical Manager has filed all forms, reports and documents required to be filed by Medical Manager with the SEC, including, without limitation, its Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (the "Medical Manager 10-K"), its Quarterly Report on Form 10-Q for the period ending September 30, 1999 (the "Medical Manager 10-Q") and any Current Reports on Form 8-K filed by Medical Manager with the SEC since September 30, 1999 (the "Medical Manager 8-Ks" and, together with the Medical Manager 10-K, the Medical Manager 10-Q and any other form, report and document required to be filed by Medical Manager with the SEC, the "Medical Manager SEC Documents"). As of their respective dates: (i) the Medical Manager SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Medical Manager SEC Documents; and (ii) none of the Medical Manager SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The financial statements of Medical Manager included in the Medical Manager SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Medical Manager and its consolidated subsidiaries as at their respective dates and the consolidated results of operations and the consolidated cash flows of Medical Manager for the periods then ended.

         6.9. Absence of Certain Changes or Events. Since June 30, 1999 to the date hereof (except as disclosed in the Medical Manager SEC Documents) there has not been any material adverse change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of Medical Manager and its subsidiaries taken as a whole.

         6.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangement made by and on behalf of the Purchaser or Medical Manager.


7.       BANKRUPTCY PROCEEDINGS

         7.1. Each of Medical Manager, the Purchaser and the Sellers agrees that the Closing shall occur as part of a proceeding under the Bankruptcy Code. In that regard, the Sellers will cause the following to occur:

                       (a) Chapter 11 Case. The Sellers will file petitions for relief (together, the "Petition") under Chapter 11 of the Bankruptcy Code no later than the close of business on the business day next succeeding the date hereof.

                       (b) Chapter 11 Plan. The Sellers will file a proposed plan (the "Plan") containing such terms with respect to the transactions contemplated hereby as are substantially similar to those provided for in
Exhibit 7.1(b)(i) hereto and a disclosure statement (the "Disclosure Statement") describing the terms of this Agreement and the transactions contemplated hereby in a manner substantially similar to those provided for in Exhibit 7.1(b)(ii) hereto with the Bankruptcy Court (the "Bankruptcy Court") contemporaneously with the filing of the Petition. The Sellers,

Medical Manager and the Purchaser each agree to cooperate with one another regarding the preparation of any required amendments or modifications to the Plan or the Disclosure Statement, including, without limitation, any disclosure regarding Medical Manager, the Purchaser and the Medical Manager Stock. The Plan will provide for, inter alia, the sale of the Assets to and the assumption of the Assumed Liabilities by the Purchaser as provided for and pursuant to this Agreement. Without limiting the foregoing, the Plan shall make provision for and provide the mechanism for the assumption by the Sellers and the assignment to the Purchaser of all unexpired leases and executory contracts, including, without limitation, licenses and End User Agreements, as are required by and selected by the Purchaser in its sole discretion; provided that, with respect to any leases and contracts not so assumed, all liability or damages arising from the rejection of Unexpired Leases (as hereinafter defined) or Executory Contracts (as hereinafter defined) shall constitute Assumed Liabilities. As used herein, (x) "Unexpired Leases" means unexpired leases not required by and selected by the Purchaser, as aforementioned; and (y) "Executory Contracts" means executory contracts not required by and selected by the Purchaser, as aforementioned.

                       (c) Scheduling Order and Related Matters. As soon as practicable after the filing of the Plan and the Disclosure Statement, the Sellers will move for an order (the "Scheduling Order") from the Bankruptcy
Court: (i) granting provisional approval of the Disclosure Statement; (ii) authorizing the Sellers to solicit acceptances of the Plan from impaired classes of claims and interests; (iii) scheduling a combined hearing on confirmation of the Plan and final approval of the Disclosure Statement (the "Confirmation Hearing"); (iv) approving the Assumption and Assignment Procedures (as defined
Section 7.1(d) below); and (v) approving the form and scope of notice of the foregoing. The Sellers will seek to schedule the Confirmation Hearing for a date approximately ninety days after the filing of the Petition. Further, as soon as reasonably practicable after the filing of the Plan and the Disclosure
Statement, the Sellers shall move for orders from the Bankruptcy Court: (w) approving the assumption by PCN of the Web Agreement; (x) approving the provisions regarding the payment of the Break-Up Fee contained in Section 12.2
(c) below; (y) approving the provisions of Section12.2(b) below and (z) authorizing the Sellers to enter into the Services Agreement (as defined below).

                       (d) Assumption and Assignment Procedures. In connection with the assumption by, and assignment to, the Purchaser of the End User Agreements and the Reseller Agreements pursuant to the Plan, the Sellers will be required to: (i) cure, or provide adequate assurance that they will promptly cure, any defaults; (ii) compensate, or provide adequate assurance that they will promptly compensate, for any actual pecuniary loss resulting from such default; and (iii) provide adequate assurance of future performance under such agreements. In connection with the foregoing, the Sellers will seek approval of the following procedures (the "Assumption and Assignment Procedures"):

                        (x) The Sellers will give written notice (the "Assumption and Assignment Notice") of all defaults under End User Agreements and Reseller Agreements including the proposed cure amounts and compensation amounts, to all known End Users and Resellers. Such notice will contain a detailed description of the Company's past or current Y2K Obligations (as defined below) and defaults thereof, if any. Such notice will also include a detailed description of the limited obligations undertaken by the Purchaser in accordance with Section 10.4 hereof. In addition, the Sellers will give notice by publication as approved by the Bankruptcy Court;

                        (y) The notice referred to in clause (x) above will provide that all parties will be bound, barred and estopped by the provisions of the Assumption and Assignment Notices, including, without limitation, the description of Y2K Obligations, unless an objection is timely filed with the Bankruptcy Court and served upon the Sellers; and

                        (z)   At the Confirmation  Hearing, PCN will obtain,
                              as part of the Confirmation Order, a determination of the Bankruptcy Court that the Purchaser has not assumed and shall have no responsibility for any Y2K Obligations except as specifically provided for in Section 10.4. In support of such determination, the Sellers will introduce such evidence into the record as is reasonably necessary to support such findings of fact and conclusions of law.

                  As used herein, "Y2K Obligations" shall mean any Claims by any customer, End User or reseller against any one or more of the Sellers to the extent the subject matter of those Claims involves the failure of any product published, sold or distributed by the Sellers to be Y2K Compliant (as defined in Section 5.14(d) hereof).

                  (e) As used herein, the "Services Agreement" shall mean an agreement to be entered by the Purchaser and the Sellers pursuant to which: (i) the Sellers shall be entitled to request that the Purchaser make available to the Sellers the skills and expertise of its personnel related to the operation of the Business and otherwise aid the Sellers in connection with the operation of the Business prior to the Closing Date; and (ii) the Purchaser agrees to make such services available to the Sellers. The Purchaser and the Sellers agree that
(x) subject to the Sellers obtaining an order of the Bankruptcy Court authorizing the Sellers to enter into the Services Agreement, the Purchaser and the Sellers shall enter into the Services Agreement as soon as reasonably practicable following the date hereof and (y) the Services Agreement shall be in form and substance reasonably satisfactory to the Purchaser and the Sellers.

8.       PRE-CLOSING COVENANTS OF THE SELLERS

         8.1. Conduct of Business of the Company Pending the Closing. During the period from the date of this Agreement to the Closing, the Sellers agree that (except (x) as contemplated or expressly permitted by this Agreement, including, without limitation, the filing of the Petition as contemplated by Article 7 hereto; (y) any actions reasonably taken by any one or more of the Sellers in connection with the bankruptcy cases contemplated by Section 7.1 hereto or
(z) to the extent that Medical Manager shall otherwise consent in writing (which consent Medical Manager will not unreasonably withhold or delay)):

                  (a) The Business shall be conducted only in the ordinary course of business and in a manner consistent with past practice (since March
1998).

                  (b) The Sellers shall, except in the ordinary course of business consistent with past practice since March 1998, use their reasonable commercial efforts to: (i) preserve intact the Sellers' business organization;
(ii) except as provided for in Section 9.6 hereof, keep available the services of its present officers, employees and consultants; and (iii) preserve its present relationships with End Users, other customers, Resellers, suppliers and other persons with which it has a significant business relationship.

                  (c) The Sellers shall not make any capital expenditures or material dispositions of the Sellers' equipment or other assets (tangible or intangible) or otherwise enter into any transaction outside of the ordinary course of business, other than as described in Schedule 8.1(c) hereto.

                  (d) The Sellers shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business.

                  (e) The Sellers shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any portion of the Assets, other than in the ordinary course consistent with past practice.

                  (f) None of the  Sellers  shall,  except  as  provided  for in
Section 9.6 hereof: (i) except to the extent required by applicable law or as required by the terms of any currently effective employment agreement, increase or agree to increase the compensation (whether cash or non-cash) payable or to become payable to their officers or employees, except for increases in salary or wages of employees, other than officers who are currently paid annual compensation in excess of $125,000, of any one or more of the Sellers (whether in such capacity or otherwise) in accordance with past practices and not to exceed 5% on an annual basis; (ii) increase or agree to increase the compensation payable or to become payable to any executive officer of any of the Sellers who currently receives annual compensation in excess of $125,000; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with any executive officer, director, or employees of any of the Sellers; (iv) enter into any collective bargaining agreement; or (v) establish, adopt, enter into or amend any Benefit Plan or any of the following plans, trusts, funds, policies or arrangements for the benefit of any directors, officers or employees: any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees.

                  (g) The Sellers shall account for all transactions and business of the Sellers in accordance with GAAP, consistently applied and consistent with the Audited Statements.

                  (h) Except to the extent contemplated by the Plan, required by the Bankruptcy Code or otherwise specifically authorized by the Bankruptcy Court, use its reasonable business efforts to: (i) collect the Accounts Receivable in the ordinary course consistent with past practice (including, without limitation, as to manner and timing of such collections); and (ii) pay or compromise the Accounts Payable arising after the filing of the Petition with the Bankruptcy Court in the ordinary course consistent with past practice (including, without limitation, as to the manner and timing of such payments or compromise);

                  (i) The Sellers will promptly notify Medical Manager in the event that any of them fails to operate its business in accordance with this
Section 8.1.

                  (j) Notwithstanding anything in this Agreement to the contrary, between the date of this Agreement and the Closing, PCN agree that, to the fullest extent permitted by applicable law PCN shall use all reasonable business efforts to advise a designated representative of Medical Manager and the Purchaser of any matter of material significance to the Business as promptly as practicable and, to the extent reasonably practicable, permit such representative to provide input and suggestions in connection with the deliberation and the decision-making with respect thereto.

         8.2. Access to Information. From the date hereof to the Effective Time, the Sellers shall afford to Medical Manager and its officers, employees, accountants, counsel and other representatives, access at all reasonable times to its officers, employees, agents, properties, offices, plants, other facilities and to all books and records , and shall furnish to Medical Manager all financial, operating and other data and information as Medical Manager through its officers, employees or agents, may reasonably request.

         8.3. Y2K Updates and Patches. (a) Without limiting anything contained in Section 7.1 above, through and including the Closing Date the Sellers shall use all reasonable commercial efforts to, as applicable: (i) distribute the applicable Y2K Updates and Y2K Patches to each End User who or which, as the case may be, is a party to a currently effective license agreement with one or more of the Sellers for Health Network, Mends or MDX (each such End User, an "Eligible End User"); (ii) cause the applicable Y2K Updates and Y2K Patches to be installed at each Eligible End User who or which, as the case may be, is a party to a currently effective software support agreement directly with one or more of the Sellers with respect to Health Network or Mends (each such Eligible End User being referred to herein as a "Direct End User"); and (iii) distribute the appropriate Y2K Updates and Y2K Patches to those Resellers who or which, as the case may be, constitute Resellers of any one or more of Health Network, Mends and MDX ("Eligible Resellers").

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



                  (b) Without limiting anything contained in Section 7.1 above, through and including the Closing Date, to the extent that any Year 2000 "patch" or other update has been developed or is otherwise made available by any third party publisher or manufacturer of operating system software or computer hardware provided by any of the Sellers to any End Users or by Resellers to any End Users (but only if so provided in connection with that Reseller's distribution of PMS Software), the Sellers shall use their reasonable commercial efforts to, as applicable: (i) distribute such update or patch to each Eligible End User who or which, as the case may be, uses the operating system or hardware to which such update or patch relates, and to each Eligible Reseller; and (ii) distribute such update or patch to, and cause such update or patch to be installed at each Direct End User who or which, as the case may be, uses the operating system or hardware to which such update or patch relates.


9.       PRE-CLOSING COVENANTS OF THE PURCHASER, MEDICAL MANAGER  AND
THE SELLERS

         9.1. Advice of Changes; Governmental Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters regarding the Business and the transactions contemplated by this Agreement and promptly advise the other orally and in writing of any event which occurs after the date hereof that would under this Agreement have been required to be disclosed on the date of the execution and delivery of this Agreement had such event occurred on or prior to the date hereof or would have resulted in a breach of any representation, warranty, covenant or agreement contained herein.

         9.2. No Action. Except as contemplated by this Agreement, no party hereto will take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited) or as of the Closing Date.

         9.3. Legal Conditions to Closing. Each of the Seller, the Purchaser and Medical Manager will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Closing (including (x) furnishing all information required under the HSR and in connection with approvals of or filings with any governmental agency or authority and (y) in the case of the Sellers, to the extent required by applicable law, providing any notices required to be delivered to their employees under the Worker Adjustment Relocation Notification Act ("WARN")) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Closing.

         9.4. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable commercial

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



efforts to obtain all necessary waivers, consents and approvals and to cause the conditions set forth in Section 11 hereto to be satisfied as promptly as practicable. Without limiting the foregoing, the parties hereto will execute and deliver, or cause to be executed and delivered, all such documents and instruments, in addition to those specifically required by the provisions of this Agreement, in form and substance reasonably satisfactory to the parties hereto, as may be reasonably necessary or desirable to carry out and implement the provisions of this Agreement.

         9.5. Confidentiality. With respect to information that is made available by: (i) the Sellers or any of their Affiliates pursuant to Section 8.3 hereof; (ii) the Sellers or any of their Affiliates to any one or more of Medical Manager, the Purchaser or any of their Affiliates pursuant to this Agreement to any other provision of this Agreement; or (iii) Medical Manager, the Purchaser or any of their Affiliates to any one or more of the Sellers or any of their Affiliates pursuant to any provision of this Agreement, the receiving party shall comply with, and shall cause its representatives to comply with, the provisions relating to confidentiality contained in the Confidentiality Agreement (the "Confidentiality Agreement") dated February 11, 1999 between PCN and Medical Manager.

         9.6. Employee Matters. (a) As promptly as practicable following the date hereof, the Purchaser shall use its reasonable commercial efforts to determine and identify to PCN which employees of the Sellers, if any, the Purchaser does not wish to employ from and after the Closing Date (the "Designated Employees"). Anything contained in this Agreement to the contrary notwithstanding, following the identification by the Purchaser to PCN of any Designated Employees, the Sellers may, in their sole and absolute discretion, terminate the employment of any one or more of the Designated Employees prior to the Closing Date and incur a Severance Obligation (as defined in Section 5.18 above) as a result thereof (a "Designated Employee Severance Obligation"); provided, however, to the extent that any Designated Employee is, as of the date hereof, eligible to receive a Sale Bonus (as defined in Section 5.18 hereof), the Designated Employee Severance Obligation with respect to such Designated Employee shall be deemed to be the severance obligation of PCN set forth in the agreement between PCN and such Designated Employee establishing the terms upon which the Sale Bonus will be paid to any such Designated Employee.

                  (b) As promptly as practicable following the date hereof, the Purchaser and PCN shall seek to establish and implement a bonus or incentive plan pursuant to which certain employees of the Sellers identified by the Purchaser and PCN will receive bonuses (the "Medical Manager Retention Bonuses") in the event that such employees remain in the Sellers' and/or the Purchaser's employ for a specified period of time following the date hereof.

         9.7. Solion Assets. Each of the parties hereto acknowledges that, except to the extent (x) ordered by the Bankruptcy Court or another court of competent jurisdiction or (y) the Order of Preliminary Injunction described on
Schedule 5.4 hereto is vacated or is otherwise no longer applicable, nothing contained in this Agreement is intended to encumber or otherwise constitute an encumbrance upon any of the equipment or other physical property located in the Commonwealth of Massachusetts and used by PCN as part of or primarily in connection with the operation of PCN's

"Solion Division". The foregoing shall in no way limit or modify the Purchaser's right to acquire all of the Sellers' assets (other than the Retained Assets) at the Closing (the acquisition of which being a condition to the Closing), which right may be waived by the Purchaser, in its sole discretion, at the Closing.

         9.8. Medical Manager SEC Documents. From the date hereof through the Closing Date, Medical Manager shall, promptly after the filing by Medical Manager of such document with the SEC, deliver to PCN copies of any Medical Manager SEC Document filed by Medical Manager with the SEC.

         9.9. Subsequent Financial Statements and Related Matters. To the extent reasonably determined by Medical Manager's legal counsel and independent accountants to be required to be included in, or incorporated by reference into, any filing to be made by Medical Manager under or pursuant to Section 5 of the 1933 Act, PCN shall use all reasonable efforts to:

                  (a) as soon as practicable but in no event later than the 40th day following the end of each fiscal quarter between the date of this Agreement and the Closing, if the Closing has not yet occurred, deliver to Medical Manager financial statements for the Business that comply in all material respects with the rules of the SEC applicable to financial statements required to be included in a Quarterly Report on Form 10-Q for such quarter (the "Subsequent Interim Financial Statement");

                  (b) as soon as practicable but in no event later than March 25, 2000, if the Closing has not yet occurred, deliver to Medical Manager audited financial statements for the Business for the year ended December 31, 1999 that comply in all material respects with the rules of the SEC applicable to financial statements required to be included in an Annual Report on Form 10-K for such fiscal year (the "Subsequent Audited Financial Statements" and, together with the Subsequent Interim Financial Statements, the "Subsequent Financial Statements"); provided, however, that, in the event that after the date hereof (x) Medical Manager has filed a registration statement with the SEC under the 1933 Act and (y) Medical Manager is reasonably advised by its independent accountants that, in order for such registration statement to be declared effective by the SEC, the Subsequent Audited Financial Statement must be included in, or incorporated by reference into, such registration statement, PCN shall, following written notice by Medical Manager of the occurrence of such events, use all reasonable efforts to deliver the Subsequent Audited Financial Statements to Medical Manager within ten (10) days following the date on which PCN receives such notice from Medical Manager (but, in no event shall PCN be required to deliver such Subsequent Audited Financial Statements to Medical Manager prior to March 3, 2000).

                  (c) provide, and to use its reasonable business efforts to cause the Sellers' accountants to provide, promptly and from time to time, such certifications and consents regarding financial information of the Business for any period prior to the Closing Date as Medical Manager and its accountants may reasonably consider necessary in connection with any filings or reports that Medical Manager is required to file with the SEC or any other governmental authority, whether as a result of the transaction contemplated hereby, an issuance of securities or Medical Manager's periodic reporting obligations under the Securities Exchange Act of 1934, as amended. Each request for a certification or consent shall be made no less than 15 days prior to the date such certificate or consent must be delivered to Medial Manager. In addition, the Sellers shall cooperate with Medical Manager and its accountants, and shall use their reasonable business efforts to cause their accountants to cooperate with Medical Manager and its accountants, in connection with the preparation of financial statements of Medical Manager to be included in any such filings or reports.


10.      POST-CLOSING COVENANTS

         10.1. Further Assurances. The Sellers, on the one hand, and the Purchaser and Medical Manager, on the other hand, at the request of the other, at or after the Closing, will execute and deliver, or cause to be executed and delivered, to the other such documents and instruments, in addition to those specifically required by the provisions of this Agreement, in form and substance reasonably satisfactory to the other, as may reasonably be necessary or desirable to carry out or implement any provision of this Agreement.

         10.2. Employee Matters. (a) The Purchaser and Medical Manager agree that, on the Closing Date, either Medical Manager or the Purchaser shall offer employment to all of the Employees who the Purchaser or Medical Manager wish to employ. Without limiting the foregoing, the Purchaser or Medical Manager, as the case may be, agrees to credit to any Employee who becomes employed by the Purchaser or Medical Manager, as applicable, following the Closing Date all unused vacation time such Employee has accrued with the Sellers as of the Closing Date as set forth on Schedule 5.18(a), for the benefit of such Employee subject to and in accordance with the Purchaser's and Medical Manager's vacation policy in effect from time to time. Except as provided in the three immediately preceding sentences, nothing contained in this Section 10.2 shall in any way limit the Purchaser's and Medical Manager's right or ability to, in its sole discretion, deal with any such employee in any manner it determines, including, without limitation, the right to terminate or sever any such employee, change or alter the nature of the Business, or change or alter the organizational structure of the Business. Nothing contained in this Section 10.2 shall in any way limit or modify the Purchaser's agreement to assume any of the Assumed Liabilities, including, without limitation, the obligation to satisfy the Severance Obligations with respect to any Employee who is not offered employment with the Purchaser or Medical Manager on the Closing Date and whose employment with the Sellers is terminated on or following the Closing Date.

                  (b) On the Closing Date, contemporaneously with the payment by the payment by the Purchaser to the Sellers of the Purchase Price, the Purchaser shall also pay to the Sellers an amount equal to the sum of (the "Agreed Reimbursement Amount"):

                           (i) the amount of all  obligations of any one or more
of the Sellers to any one or more of its employees with respect to: (A) any Severance Obligations set forth on Schedule 5.18(a) actually payable by the Sellers arising as a result of (x) the failure of the Purchaser to, contemporaneously with the Closing, offer to any employee of any one or more of the Sellers employment with the Purchaser or one of its Affiliates on terms substantially comparable to those of each such employee's current employment with the Sellers or (y) the termination of the employment of any Designated
Employee (as provided for in Section 9.6 hereof) whether or not the Designated Employee Severance Obligation (as defined in Section 9.6 hereof) resulting therefrom is paid by the Sellers prior to the Closing Date; (B) the obligations of any one or more of the Sellers to pay any Stay-Put Bonuses (other than any Sale Bonuses (as defined in Section 5.18 )) (which obligation shall, for purposes of the preparation of the Closing Date Net Worth Statement and the calculations required to be made in accordance with Section 2.3 hereof only, be deemed to constitute an Assumed Liability); and (C) Medical Manager Retention Bonuses (as defined in Section 9.6(b) hereof); and

                           (ii) the  amount of all  obligations  of the  Sellers
existing on the Closing Date to make any matching contributions to the PCN 401(k) Plan; provided, however, that such obligation shall, for purposes of the preparation of the Closing Date Net Worth Statement and the calculations required to be made in accordance with Section 2.3 hereof only, be deemed to constitute an Assumed Liability.

         10.3. Maintenance of Records; Assistance. (a) The Purchaser shall keep and maintain all documents and records relating to any one or more of the Business, the Assets and the Assumed Liabilities for a period of five (5) years after the Closing Date. Upon request made by PCN or its successor to the Purchaser after the Closing Date, the Purchaser shall make such documents and records available to PCN or its successor for inspection and copying, at PCN's expense, during regular business hours, in order to permit the Sellers to:

                          (i) administer the claims procedure and post-confirmation items in connection with the Sellers' Bankruptcy case contemplated by Section 7 hereof;

                          (ii) prepare for, dispute or respond to, any litigation, action, claim or proceeding, including, without limitation, audits in connection with tax returns;

                          (iii)    comply   with    governmental    requirements
                                   applicable to the Sellers; and

                          (iv) administer the winding-up of the Sellers' business and operations, including, without limitation, preparing and filing tax returns and the termination of the Sellers' employee benefit plans;

provided, however, that any such inspection pursuant to this Section 10.3 shall be conducted in such a manner so as not to unreasonably interfere with the normal conduct of business by the Purchaser. Notwithstanding anything contained in this Agreement to the contrary, the Sellers may, at any time prior to the Closing, furnish to Purchaser a list of documents and records relating any one or more of the Assets and the Assumed Liabilities which the Sellers and their representatives would like to retain or copy in connection with the matters specified in clauses (i) through
(iv) above. The Sellers may retain such designated documents and records which the Purchaser determines, in the exercise of its reasonable discretion, that it does not need. With respect to any designated documents or records which the Purchaser determines, in the exercise of its reasonable discretion, not to permit the Sellers to retain, the Sellers shall be entitle to copy same or to request that the Purchaser provide copies of the same to the Sellers at the Sellers' expense.

                  (b) After the Closing Date, the Purchaser and Medical Manager shall make any of the Employees employed by the Purchaser or Medical Manager available to PCN or its successor, as the case may be, in connection with the matters referred to in clauses (i) through (iv) of Section 10.3 above (the "Specified Functions") or otherwise in connection with any litigation, governmental investigation and like matters, provided that such assistance shall be provided in such a manner so as not to unreasonably interfere with the normal conduct of business by the Purchaser and PCN or its successor, as the case may be, shall reimburse the Purchaser and Medical Manager for all reasonable out-of-pocket expenses incurred by the Purchaser and Medical Manager in making such employees available. Without limiting the foregoing, the Sellers may, at any time prior to the Closing, furnish to Purchaser a list of Employees whose services PCN or its successor, as the case may be, will reasonably require after the Closing Date in connection with the Specified Functions (each such Employee, a "Specified Employee"). The Purchaser and Medical Manager agree that, so long as a Specified Employee becomes and remains an employee of either the Purchaser or Medical Manager, until the first to occur of (the "End Date") (x) the first anniversary of the Closing Date, (y) the day on which the Designated Employee's employment with the Purchaser or Medical Manager is terminated and (z) the thirtieth (30th) day following written notice by PCN to Medical Manager that PCN no longer requires the services of the Specified Employee, the Specified Employee shall be permitted to, on PCN's behalf, spend a reasonable amount of the Specified Employee's working time to perform any one or more of the Specified Functions; provided, however, that, in no event shall such functions materially or unreasonably interfere with the normal conduct of any such
Specified Employee's normal working obligations to the Purchaser. In consideration of the Purchaser and Medical Manager permitting the Specified Employee to perform services on PCN's behalf in accordance with the immediately preceding sentence, PCN or its successor, as the case may be, shall pay to Medical Manager within five (5) business days following the end of each calendar month occurring prior to the End Date, an amount with respect to each Specified Employee reasonably agreed upon by PCN and Medical Manager (each agreeing to act reasonably and in good faith) taking into account the percentage of working time such Specified Employee is reasonably expected to devote to the performance of the Specified Functions.

         10.4. Y2K Updates and Patches. (a) Without limiting anything contained in Section 7.1 above, from and after the Closing Date, if the Purchaser is contacted or otherwise requested by any Eligible End User, Eligible Reseller or any of the Sellers with respect to the distribution or installation of any Y2K Update or Y2K Patch, the Purchaser will, at its own cost and expense, on the Sellers' behalf, use all reasonable commercial efforts to, as applicable: (i) distribute the applicable Y2K Updates and Y2K Patches to each Eligible End User and to whom or which, as the case may be, any such Y2K Updates or Y2K Patches have not been distributed by the Sellers prior to the Closing; (ii) cause the applicable Y2K Updates and Y2K Patches to be installed at each Direct

End User and to whom or which, as the case may be, any such Y2K Updates or Y2K Patches have not been installed by the Sellers prior to the Closing; and (iii) distribute the appropriate Y2K Updates and Y2K Patches to Eligible Resellers and to whom or which, as the case may be, any such Y2K Updates or Y2K Patches have not been distributed by the Sellers prior to the Closing.

                           (b) Without  limiting  anything  contained in Section
7.1 above, from and after the Closing Date, to the extent that any Year 2000 "patch" or other update has been developed or is otherwise made available by any third party publisher or manufacturer of operating system software or computer hardware provided by any of the Sellers to any End Users or by Resellers to any End Users (but only if so provided in connection with that Reseller's distribution of PMS Software), the Purchaser shall, at it own expense, on the Sellers' behalf, use its reasonable commercial efforts to, as applicable: (i) distribute such update or patch to each Eligible End User who or which, as the case may be, uses the operating system or hardware to which such update or patch relates, and to each Eligible Reseller and to whom or which, as the case may be, any such update or patch has not been distributed by the Sellers prior to the Closing; and (ii) distribute such update or patch to, and cause such update or patch to be installed at each Direct End User who or which, as the case may be, uses the operating system or hardware to which such update or patch relates and to whom or which, as the case may be, any such update or patch has not been installed by the Sellers prior to the Closing.

         10.5. The Facility. (a) The Purchaser and Medical Manager agree that, with respect to PCN's offices located at 1200 The American Road, Morris Plains, New Jersey (the "Facility"), during the period (a "Facility Transition Period") commencing on the Closing Date and ending on the first to occur of: (x) the date on which PCN moves all of its employees and representatives out of the Facility (a "Facility Termination Date"); (y) the date on which the Purchaser has terminated its lease for the Facility (the "Lease Termination Date"); and (z) the 180th day following the Closing Date, the Purchaser and Medical Manager shall permit PCN to utilize the Facility and utilize the computer hardware and other equipment and telephone lines, numbers and services located therein in connection with the matters specified in clauses (i) through (iv) of Section
10.3 above (provided, however, that (x) PCN shall be permitted to have a maximum of 10 employees utilize the Facility and such equipment and (y) the Purchaser or Medical Manager, as the case may be, shall have the right to place any such employees in a part of the Facility which is separated from the Purchaser's and Medical Manager's employees located at the Facility). In consideration for providing PCN with the use of the Facility, during the Facility Transition
Period, PCN shall reimburse the Purchaser for all out-of-pocket costs and expenses incurred by the Purchaser in connection with PCN's use of the Facility. Anything contained in this Section 10.5 to the contrary notwithstanding, Medical Manager or the Purchaser shall provide PCN with at least sixty (60) days' written notice prior to a Lease Termination Date. Unless otherwise agreed to by Medical Manager or the Purchaser, PCN shall vacate the Facility no later than five (5) days prior to a Lease Termination Date.

         10.6. Use of Name. The Sellers agree that as promptly as reasonably practicable following the Closing Date: (i) (x)PCN shall change its corporate name from "Physician Computer Network"; (y) Versyss shall change its corporate name from "VERSYSS Incorporated"; and (z) WM shall

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



change its corporate name from "Wismer*Martin, Inc."; (ii) the Sellers shall execute all such documents and instruments reasonably necessary in order to permit the Purchaser to use the name "Physician Computer Network", "PCN", "VERSYSS" and "Wismer*Martin" in all jurisdictions in which the Sellers are currently using such names or any variations or abbreviations thereof; and (iii) none of the Sellers will use such names or any variations or abbreviations thereof; provided, however, that may use such names, for a period not to exceed sixty (60) days, for: (A) de minimis temporary uses such as exhausting on-hand supplies of letterhead and related materials that may contain a reference to such name; or (B) any other temporary transitional.

         10.7. Bank Accounts. For a period of sixty (60) days following the Closing Date, the Purchaser shall either: (i) not permit the amount of cash maintained in any Transferred Account (as defined in Section 1.1(q) above) to fall below the amount of cash contained in that Transferred Account at the time of the Closing; or (ii) assure that the amount of cash maintained in any such account remains sufficient to cover any checks written by the Sellers prior to the Closing against funds maintained in such Transferred Account at the time of the Closing (regardless of whether such checks are in respect of the payment of Assumed Liabilities or Retained Liabilities). For purposes of preparing any Closing Date Net Worth Statement, the amount of any such check shall be deemed to debit the amount of cash held by the Sellers on the Closing Date.

11.      CLOSING CONDITIONS

         11.1. Conditions to Obligation of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                           (a) Confirmation  Order. An order (the  "Confirmation
Order") confirming the Plan (without any modifications thereto which are adverse to the Purchaser's and Medical Manager's rights hereunder) shall have been signed by the Bankruptcy Court and shall have become final and non-appealable.

                           (b) Effectiveness of the Plan. Each of the conditions
to the effectiveness of the Plan shall have occurred or have been duly waived.

                           (c)  HSR.  The  waiting  period   applicable  to  the
consummation of the transactions contemplated by this Agreement under the HSR shall have expired.

                           (d) No Injunction.  No temporary  restraining  order,
preliminary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby shall be in effect; provided, however, that prior to invoking this condition, each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated.


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



                           (e)  No  Action  Letter  or  Registration  Statement.
Medical Manager shall have obtained the No Action Letter or the Order or the Registration Statement shall have been declared effective by the SEC.

         11.2. Additional Conditions to Obligations of the Purchaser and Medical Manager. The obligations of the Purchaser and Medical Manager to effect the Closing are also subject to the following conditions (any one or more of which may be waived by Medical Manager, but only in a writing signed by Medical Manager):

                           (a)  Representations  and  Warranties.  Each  of  the
representations and warranties of any one or more of the Sellers contained in this Agreement or in any document or instrument delivered by either one or more of the Sellers in connection herewith, shall be true and correct, individually and in the aggregate, in all material respects (except that any specific representation or warranty that is qualified as to materiality must be true as written) on and as of the Closing Date, except for changes specifically contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, except that any such representations or warranties made as of a specified date shall have been true on and as of such date.

                           (b) Agreements and Covenants.  The Sellers shall have
performed or complied in all material respects with all of their agreements and covenants contained in this Agreement to be performed or complied with by any one or more of the Sellers at or prior to the Closing Date (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written).

                           (c) No Material Adverse Change. There shall have been
no change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of the Business since the date of this Agreement to the Closing Date which, individually or in the aggregate, has had a material adverse effect on the Business' condition (financial or otherwise), results of operations, properties or business or on the Assets (a "Material Adverse Effect"); provided, however that: (i) no Material Adverse Effect shall be deemed to have occurred (and it shall not constitute a failure of the Sellers to satisfy the conditions set forth in Section 11.2(a) or (b)) solely on account of any one or more of the following: (x) if the Sellers incur any liability, absolute, contingent or otherwise, which does not constitute an Assumed Liability; or (y) any one or more of the Sellers files the Petition; and (ii) for purposes of this Section 11.2(c) only, a decrease in the Sellers' revenues for any three consecutive full calendar month following the date hereof by not more than 20% from the greater of (A) the Sellers' average revenues for any three consecutive calendar months during the preceding 12 months (exclusive of revenues attributable to business units sold or otherwise disposed by the Sellers' during the preceding 12 months) and (B) the Sellers' revenues for the corresponding three calendar months during the immediately preceding calendar year (exclusive of revenues attributable to business units sold or otherwise disposed by the Sellers during the preceding 12 months) shall not be deemed to constitute a Material Adverse Effect.

                           (d) Third  Party  Consents.  The  Sellers  shall have
obtained, and Purchaser shall have received copies of, all of the approvals, waivers, consents and releases of third parties listed on Schedule 11.2(d) hereto, none of which shall have been withdrawn, revoked or modified as of the Closing Date; provided, however, that no such approval, waiver, consent or release shall be required to be obtained to the extent that the transfer of the Assets from the Sellers to the Purchaser and the assignment by the Sellers to the Purchaser and assumption by the Purchaser, of the Assumed Liabilities, without the Sellers having obtained any such approval, waiver, consent or release is provided for in the Plan.

                           (e) Closing  Deliveries.  The Sellers, as applicable,
shall have executed and delivered to the Purchaser the following instruments, documents and agreements (such instruments, documents and agreements being referred to herein as the "Ancillary Documents"):

                              (i) The agreements and instruments referred to in
Section 1.3 hereto to which either one or more of the Sellers are parties;

                              (ii) Such certificates to evidence compliance with
the conditions set forth in this Agreement as may be reasonably requested by Medical Manager, including, without limitation, certificates of the secretary of each of the Sellers as to corporate resolutions and incumbency.

                            (f)  Certificates.  Each of the  Sellers  shall have
obtained, and Medical Manager shall have received copies of a certificate of the Secretary of State of that Seller's state of incorporation as to the due incorporation and good standing of such Seller.

                            (g) Entire Business.  The Business to be sold by the
Sellers to the Purchaser as part of the Assets shall include all of the business units, divisions and operations of the type generally constituting the Business as of the date hereof.

                            (h) Adjustment  Amount.  The  Adjustment  Amount (as
defined in Section 2.3(g) above) reflected on the PCN Estimated Closing Date Net Worth Statement shall not exceed $4,000,000.

         11.3. Additional Conditions to Obligation of the Sellers. The obligation of the Sellers to effect the Closing are also subject to the following conditions (any one or more of which may be waived by PCN, but only in a writing signed by PCN):

                            (a)  Representations  and  Warranties.  Each  of the
representations and warranties of Purchaser and Medical Manager contained in this Agreement or in any document or instrument delivered by either one or both of the Purchaser and Medical Manager in connection herewith, shall be true and correct, individually and in the aggregate, in all material respects (except that any specific representation or warranty that is qualified as to materiality must be true as written) on and as of the Closing Date, except for changes specifically contemplated by this Agreement, with the same force and effect as if made on and as of the Closing, except that any such representations or warranties made as of a specified date shall have been true on and as of such date.

                            (b)  Agreements  and  Covenants.  The  Purchaser and
Medical Manager shall have performed or complied in all material respects with all of its agreements and covenants contained in this Agreement to be performed or complied with by it at or prior to the Closing Date (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written).

                            (c) No  Material  Adverse  Change.  There shall have
been no material adverse change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of Medical Manager and its subsidiaries taken as a whole from the date of this Agreement to the Closing Date. For purposes of this Section 11.3(c), it shall be considered a material adverse effect if (x) Medical Manager has received a notice from the NASDAQ Stock Market that the Medical Manager Stock is threatened to be, or the Medical Manager Stock otherwise is, delisted from trading, on the NASDAQ Stock Market; or (y) Medical Manager fails to timely file with the SEC any Medical Manager SEC Document required to be so filed with the SEC under applicable laws, rules and regulations.

                            (d) Third Party  Consents.  Medical  Manager and the
Purchaser shall have obtained, and PCN shall have received copies of, all of the approvals, waivers, consents and releases of third parties listed on Schedule 11.3(d) hereto, none of which shall have been withdrawn, revoked or modified as of the Closing Date.

                            (e) Closing  Deliveries.  The  Purchaser and Medical
Manager, as applicable, shall have executed and delivered to PCN the following instruments, documents and agreements:

                              (i) The agreements and instruments  referred to in
Section 1.3 hereto to which the Purchaser is a party;

                              (ii) Such certificates to evidence compliance with
the conditions set forth in this Agreement as may be reasonably requested by PCN, including, without limitation, certificates of the secretary of the Purchaser as to corporate resolutions and incumbency.

                            (f) Certificates.  Medical Manager and the Purchaser
shall have obtained, and PCN shall have received copies of, a certificate of the Secretary of State of the states of incorporation of Medical Manager and the Purchaser, respectively, as to the due incorporation and good standing of Medical Manager and the Purchaser, respectively.

                            (g) Opinion of Counsel.  PCN shall have  received an
opinion of outside legal counsel to Medical Manager, in form and substance reasonably satisfactory to PCN, that the Medical Manager Stock is validly issued and, in the event that the Registration Statement is filed, that the Registration Statement is effective.

12.      TERMINATION, AMENDMENT AND WAIVER

                  12.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

                            (a) By mutual  consent of the  Purchaser and Medical
Manager, on the one hand, and the Sellers, on the other hand; or

                            (b)  By  either  Medical  Manager  or  PCN,  if  the
transaction contemplated by this Agreement shall not have been consummated by May 31, 2000 (the "Termination Date") (provided that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

                            (c) By either  Medical  Manager  or PCN if there has
been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach has not been cured within ten (10) business days following receipt by the breaching party of notice specifying such breach in reasonable detail; or

                            (d) By either  Medical  Manager or PCN if a court of
competent jurisdiction or governmental regulatory or administrative agency or commission having proper jurisdiction and authority thereof shall have issued an order, decree or ruling (which order, decree or ruling the parties hereto shall use their best efforts to lift) prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and non-a ppealable; or

                            (e) By Medical  Manager if the Petition is not filed
by the close of business on the business day next succeeding the date hereof; or

                            (f) By Medical Manager by delivery to PCN of notice:
(i) at any time after PCN has failed to deliver any Subsequent Financial Statement on or prior to the date required under Section 9.9(a) or 9.9(b), of this Agreement, respectively, if, on the date on which such notice is received by PCN, such failure is continuing; or (ii) at any time after the Sellers or their accountants have failed to deliver any consent or certification on or prior to the date specified therefor pursuant to Section 9.9(c) of this Agreement if such failure continues for a period of at least five days following receipt by PCN of such notice; provided, however, that Medical Manager may not terminate this Agreement pursuant to this Section 12.1(f) unless, in the notice delivered by Medical Manager to PCN pursuant to this Section 12.1(f), Medical Manager represents to PCN that, at the time that such notice is so delivered, Medical Manager has begun the preparation of such a registration statement.

                            (g) By  Medical  Manager  if any  one or more of the
Sellers: (i) appears before the Bankruptcy Court or otherwise files papers with the Bankruptcy Court in support of any plan of reorganization other than the Plan; (ii) enters into a memorandum of understanding, agreement in principal or definitive agreement with any person or entity (the "Third Party"), other than the Purchaser, Medical Manager or one of its Affiliates, relating to any Acquisition Proposal. As used herein, an "Acquisition Proposal" shall mean any proposal or offer (x) for a merger or other business combination involving PCN,
(y) to acquire all of the common stock of PCN or (z) to acquire all or substantially all of the Sellers' assets other than the transaction contemplated by this Agreement; or (iii) publicly announces its intention to do any of the foregoing.

                            (h) Prior to the Closing Date by Medical  Manager in
the event that the Adjustment Amount (as defined in Section 2.3(g) above) reflected on the PCN Estimated Closing Date Net Worth Statement exceeds $4,000,000.

                  12.2. Effect of Termination. (a) Upon the termination of this Agreement as provided for in Section 12.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of any party hereto; provided, however, that any such termination shall not be deemed to in any way limit or relieve any liability of any party hereunder with respect to a breach by any party occurring prior to such termination of any of its representations, warranties, covenants or agreements contained herein; provided, further, that the provisions of this Section 12.2 and Section 9.5 shall survive any such termination.

                            (b) In the event of  termination  of this  Agreement
pursuant to Section 12.1(c) due to a breach of any representation, warranty, covenant or agreement which would have been capable of cure if reasonable efforts had been made by the breaching party, but which breach remains uncured at the time of the termination, the non-terminating party shall pay to the terminating party (the "Terminating Party") an amount equal to all out-of-pocket costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred by the Terminating Party in connection with the preparation and negotiation of this Agreement and the transaction contemplated hereby up to a maximum of: (i) in the case of the Purchaser and Medical Manager, $500,000 of such costs and expenses; and (ii) in the case of the Sellers, $500,000 of such costs and expenses.

                            (c) In the event of a termination  of this Agreement
pursuant to Section 12.1(g), upon consummation of an Acquisition Proposal giving rise to such termination under circumstances in which the consideration to be paid (including, without limitation, the liabilities to be assumed) by such Third Party for substantially all of the assets of the Sellers will exceed the Purchase Price, the Sellers shall pay to the Purchaser $2,000,000 in cash (the "Break-Up Fee") plus an amount in cash equal to all out-of-pocket costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred by the Purchaser in connection with the preparation and negotiation of this Agreement and the transaction contemplated hereby up to a maximum of $500,000 of such costs and expenses.

                            (d) The termination of this Agreement as provided in
Section 12.1 shall in no way limit, restrict or modify any of the obligations of the Sellers to either one or both of the Purchaser and Medical Manager with respect to the Assigned Loans, the Pre-Petition Loan and the DIP Loan.

                  12.3. Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.


13.      INDEMNIFICATION

         13.1. Indemnification of the Purchaser and Medical Manager. Each of the Sellers, jointly and severally, hereby covenants and agrees with Medical Manager and the Purchaser that it shall indemnify Medical Manager and the Purchaser (each a "Purchaser Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including court costs and reasonable fees and disbursements of counsel) (collectively "Losses") resulting from or arising out of:

                            (a)  any   liabilities   which   are   not   Assumed
Liabilities, and any claim or demand by a third party (whether or not successful) to cause or require a Purchaser Indemnified Party to pay, perform or discharge any debt, obligation, liability or commitment referred to in this clause (a); or
                            (b) any breach of any of the covenants or agreements
made by any one or more of the Sellers contained in this Agreement or in any Ancillary Document.

                  Nothing contained in this Section 13.1 shall in any way be deemed to limit, restrict or in any way impact upon the Sellers rights to liquidate, distribute its assets and wind-up its operation in accordance with the terms of the Plan.

         13.2. Indemnification of the Sellers by the Purchaser and Medical Manager. Each of Medical Manager and the Purchaser, jointly and severally, hereby covenants and agrees with the Sellers that it shall indemnify each of the Sellers (individually a "Seller Indemnified Party") and hold them harmless from, against and in respect of any and all Losses resulting from or arising out of:

                            (a) the Assumed Liabilities, and any claim or demand
by a third party (whether or not successful) to cause or require a Seller Indemnified Party to pay, perform or discharge any debt, obligation, liability or commitment referred to in this clause (a); or

                            (b) any breach of any of the covenants or agreements
made by any one or both of Medical Manager or the Purchaser contained in this Agreement or in any Ancillary Document.

         13.3. Survival of Representations, Warranties, Covenants, Agreements and Indemnities. (a) The representations and warranties of each of the parties hereto, and the indemnities of each of the parties hereto in connection with any breach of any such representations or warranties contained in this Agreement or in any Ancillary Document shall not survive the Closing.

                  (b) All covenants and agreements of any each of the parties hereto contained in this Agreement or any Ancillary Document shall survive the Closing for a period specified in such provision or, if not specified, indefinitely.

         13.4. Right to Defend, Etc. If the facts giving rise to any such indemnification pursuant to this Article 13 shall involve any actual claim or demand by any third party (a "Third Party Claim") against a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be (an "Indemnified Party") the party required to indemnify such Indemnified Party pursuant to Sections 13.1 or 13.2, as the case may be (the "Indemnifying Party") shall be entitled to notice of such claim. At such time as the remedy sought in the Third Party Claim is solely money damages or if Medical Manager otherwise permits, then Sellers, at their sole cost and expense, may assume the defense of the Third Party Claim. If Sellers assume the defense of a Third Party Claim, then Sellers shall select counsel reasonably satisfactory to Medical Manager to conduct the defense. Sellers shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, unless (i) the settlement or judgment is solely for money damages and Seller admits in writing its liability to hold Medical Manager and the Purchaser harmless from and against any losses, damages, expenses and liabilities arising out of such settlement or judgment or (ii) Medical Manager reasonably consents thereto. Sellers shall provide Medical Manager with ten (10) days prior written notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim. Medical Manager and the Purchaser shall be entitled to participate, at their own expense, in the defense of any Third Party Claim, the defense of which is assumed by Sellers with its own counsel. With respect to Third Party Claims in which, and for so long as, the remedy sought is not money damages and Medical Manager does not permit Sellers to assume the defense, Sellers shall, upon notice to Medical Manager within fifteen (15) days after Sellers receives notices of the Third Party Claim, be entitled to participate in the defense with his own counsel at its own expense. In such instance, or if Sellers does not assume or participate in the defense of any Third Party Claim in accordance with the terms of this Section, Sellers shall be bound by the results obtained by Medical Manager with respect to the Third Party Claim. Medical Manager shall provide Sellers with ten (10) days prior written notice before it consents to a settlement of, or the entry of a judgment arising from, any such Third Party Claim.

         13.5. Tax Effect. The amount of any indemnification due to an Indemnified Party pursuant to this Section 13, as the case may be, shall be calculated after taking into account the amount of all insurance, cash or other direct financial benefits payable to such Indemnified Party (including any such benefits payable by third parties) and after taking into account the United States federal, state and local and foreign national, provincial and local tax benefits or detriments to the Indemnified Party, as the case may be, calculated assuming the Indemnified Party were a taxpayer subject to tax at the highest marginal rate in effect when the payment is made, of the payments made in respect of such loss, claim, demand, cost or expense giving rise to the indemnification and the payments, including indemnification payments made in respect thereto.

         13.6. Settlement of Certain Claims. Without limiting anything contained in this Article 13, in the event that any of the Sellers or their successors, on the one hand, or Medical Manager or the Purchaser, on the other hand, becomes aware of any claim asserted by any person which constitutes a Retained Liability (an "Unassumed Claim"), each party shall promptly notify the other party and the Purchaser and Medical Manager shall cooperate with the Sellers in any reasonable manner requested by the Sellers or their successors, as the case may be, or otherwise reasonably suggested by the Purchaser, with any negotiations or proceedings involving any such Unassumed Claim. Without limiting the foregoing, at the request and on behalf of the Sellers (and, in each case, so long as the Sellers, or their successors, first provide to the Purchaser and Medical Manager reasonable evidence of the Sellers' or their successors', as the case may be, ability to pay the amounts required to be paid to the Purchaser or Medical Manager provided for below in this Section 13.6), the Purchaser and Medical Manager provide such services or products (including providing additional or alternate hardware or software) to any End User or other person asserting an Unassumed Claim reasonably requested by PCN (in each case consistent with the Purchaser's and Medical Manager's customary business practices and subject to the Purchaser's and Medical Manager's available resources) in order to remedy and settle such Unassumed Claim ("Remedial Services"). With respect to any Remedial Services performed by the Purchaser or Medical Manager in satisfaction of an Unassumed Claim, the Sellers shall pay to the Purchaser an amount equal to: (i) all actual direct costs incurred by the Purchaser and Medical Manager in providing such services (including, without limitation, (A) the cost to the Purchaser and Medical Manager of any equipment, supplies or other items (including the costs of the shipping and handling thereof) provided by the Purchaser or Medical Manager to the End User or other person in connection therewith, (B) travel costs incurred by the Purchaser and Medical Manager in connection therewith, and (C) to the extent the Purchaser or Medical Manager is required to utilize third party contractors to perform any of the services, the amounts payable by the Purchaser or Medical Manager to third party contractors for providing such services); and (ii) the amount reasonably necessary to reimburse the Purchaser and Medical Manager for the amount of time devoted by the Purchaser's and Medical Manager's employees to perform such services, which amount referred to in this clause (ii) shall be calculated at a rate equal to 80% of Medical Manager's then published hourly rates for software support services, hardware support and services, training, programming and the like; provided however, that, none of the Sellers nor any of their successors shall have any obligation to pay the Purchaser or Medical Manager any such amount unless, prior to the time that the Remedial Services are performed by the Purchaser or Medical Manager, the Sellers or their successors have consented to or otherwise requested the performance of such Remedial Services; provided, further, however, that, in the event that, in the exercise of its reasonable business judgment, the Purchaser determines that certain services (including, without limitation, providing additional or alternate hardware or software) should be provided to a person in order to remedy or settle an Unassumed Claim ("Suggested Remedial Services"), the Purchaser shall provide PCN or its successor, as the case may be, with written notice thereof and, if, within ten (10) business days following receipt of such notice PCN or its successor has not responded to the Purchaser's suggestions contained therein, PCN or its successor, as the case may be, shall be deemed to have consented to the Purchaser providing the person in question with the Suggested Remedial Services for which PCN or its successor shall obligated to reimburse the Purchaser as provided for in this Section 13.6.


14.      GENERAL

         14.1. Expenses, Etc. Except as otherwise specifically provided herein, the parties hereto shall pay their own respective taxes, expenses, costs and fees incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective counsel and accountants and other experts. Without limiting the foregoing, Medical Manager shall be responsible for the payment of the HSR filing fee.

         14.2. Waivers. Any breach of any obligation, covenant, agreement or condition contained herein shall be deemed waived by the non-breaching party only by a writing, setting forth with particularity the breach being waived and the scope of the waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or breach. No waiver shall be implied from any conduct or action of the non-breaching party. No failure or delay by any party in exercising any right, power or privilege hereunder or under any Ancillary Document, and no course of dealing by any party, shall operate as a waiver of any right, power or privilege hereunder or under any Ancillary Document, nor shall any single or partial exercise of any other right, power or privilege.

         14.3. Definition of Knowledge. As used in this Agreement, the term "knowledge" means knowledge which supervisory, managerial, and executive employees have after making due inquiry and exercising due diligence with respect thereto.

         14.4. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto except that no such consent shall be required for assignment to a party acquiring all or substantially all of either party's stock or assets provided that such party assumes all of the assigning party's obligations hereunder. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         14.5. Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by facsimile, or upon receipt after dispatch

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by certified or registered  first class mail,  postage  prepaid,  return receipt requested, to the party to whom the same is so given or made, at the following addresses or facsimile numbers (or such others as shall be provided in writing hereinafter):

                  If to Medical Manager, to:

                           Medical Manager Corporation
                           669 River Drive, Center 2
                           Elmwood Park, NJ 07407
                           Attention: General Counsel
                           Facsimile No.:  (201) 703-3443

                  If to the Purchaser, to:

                           Medical Manager Health Systems, Inc.
                           c/o Medical Manager Corporation
                           669 River Drive, Center 2
                           Elmwood Park, NJ 07407
                           Attention: General Counsel
                           Facsimile No.:  (201) 703-3443

                  With copies (in the case of a notice to Medical Manager, the Purchaser or both) to:

                           Akerman Senterfitt & Eidson
                           Sun Trust International Center
                           One Southeast Third Avenue
                           28th Floor
                           Miami, Florida  33131
                           Attention: Scott Wasserman, Esq.
                           Facsimile No.:  (305) 374-5095


                  If to any one or more of the Sellers, to:

                           Physician Computer Network, Inc.
                           1200 The American Road
                           Morris Plains, NJ  07950
                           Attention:  President
                           Facsimile No.:  (973) 490-3103


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                  With copies (in the case of a notice  delivered  to any of the
                  Sellers) to:

                           Gordon Altman Weitzen Shalov & Wein LLP
                           114 West 47th Street
                           21st Floor
                           New York, New York  10036-1510
                           Attention:  Jonathan Klein, Esq.
                           Facsimile No.:  (212) 626-0799


         14.6. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement.

         14.7. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

         14.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Delivery of an executed signature page by telecopy shall be effective as delivery of a manually signed counterpart of such signature page.

         14.9. Governing Law; Submission to Jurisdiction. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New Jersey, without giving effect to the conflicts of law principles thereof. Following the filing of the Petition, any dispute hereunder shall be determined by the court having jurisdiction with respect to such bankruptcy case until such time as the Release Date.

         14.10. Third Party Beneficiaries. Nothing in this Agreement or any Ancillary Document is intended to, or shall be construed so as to create any third party beneficiary to this Agreement or otherwise confer any rights upon any person, firm or corporation that is not a party hereto, including, without limitation, any employee or End-User.

         14.11. Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

         14.12. Publicity. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by each of PCN and Medical Manager. Unless otherwise required by applicable law or by obligations pursuant to any listing agreements with or rules of any securities exchange, the parties hereto shall consult with each other before issuing any press release

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



or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such release or make any such statements without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed).

         14.13. Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

         14.14. Drafting Conventions. Any use herein of the phrase "and/or" shall be deemed to mean both "and" and "or". Any use herein of the phrase "including" shall be deemed to mean "including, without limitation". The masculine gender used herein shall be deemed to include the feminine and neuter genders, and vice-versa, and the singular or plural shall be deemed to include the plural or singular, as the case may be, when required by context. All terms defined herein shall be deemed to include the past tense of such terms.

         14.15. Joint and Several Liability. (a) All representations, covenants, agreements and obligations of any one or more of the Sellers under this Agreement shall be deemed to have been made or incurred jointly and severally by all of the Sellers.

                  (b) All representations, covenants, agreements and obligations of either one or both of the Purchaser and Medical Manager under this Agreement shall be deemed to have been made or incurred jointly and severally by each of the Purchaser and Medical Manager. Without limiting the foregoing, Medical Manager hereby absolutely and unconditionally guaranties the obligations of the Purchaser hereunder and under the Ancillary Documents, including, without limitation, the obligation to pay the Purchase Price.


15.      GLOSSARY

                  For purposes of this Agreement, the following terms shall have the definitions ascribed to them below.

   "Account Receivable Schedule" is defined in Section 5.9 of the Agreement.

   "Accounts Payable" is defined in Section 3.1(b) of the Agreement.

  "Accounts Receivable" is defined in Section 1.1(e) of the Agreement.

  "Affiliate" is defined in Section 1.1 of the Agreement.

  "Agreed Reimbursement Amount" is defined in Section 10.2(b) of the Agreement.

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   "Agreement" shall mean this Asset Purchase Agreement.

   "AM Agreement" is defined in Section 5.18(c) of the Agreement.

   "Ancillary Documents" is defined in Section 10.2(e) of the Agreement.

   "Acquisition Proposals" is defined in Section 12.1(g) of the Agreement.

   "Assets" is defined in Section 1.1 of the Agreement.

   "Assigned Loans" is defined in Section 3.1(f) of the Agreement.

   "Assignment and Assumption Notice" is defined in Section 7.1(d) of the Agreement.

   "Assignment and Assumption Procedures" is defined in Section 7.1(d) of the Agreement.

   "Assignment and Intercreditor Agreement" is defined in Section 3.1(f) of the Agreement.

   "Assumed Liabilities" is defined in Section 3.1 of the Agreement.

   "Audited Statements" is defined in Section 5.6 of the Agreement.

   "Auditors" is defined in Section 2.3 of the Agreement.

   "Bank Debt" is defined in Section 3.2(g) of the Agreement.

   "Bankruptcy Code" is defined in Section 1.2(g) of the Agreement.

   "Bankruptcy Court" is defined in Section 7.1 of the Agreement.

   "Books and Records" is defined in Section 1.1(j) of the Agreement.

   "Break-Up Fee" is defined in Section 12.2 of the Agreement.

   "Business" is defined in the Background section to the Agreement.

   "Cash Payment" is defined in Section 2.1 of the Agreement.

   "Claims" is defined in Section 1.2(e) of the Agreement.

   "Class Action Litigation" is defined in Section 3.2(a) of the Agreement.

   "Closing" is defined in Section 4 of the Agreement.

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



   "Closing Account" is defined in Section 1.2(k) of the Agreement.

   "Closing Date" is defined in Section 4 of the Agreement.

   "Closing Date Net Worth Statement" is defined in Section 2.3(f) of the
    Agreement.

   "Code" shall mean the Internal Revenue Code of 1986.

   "Commercial Agreements" is defined in Section 1.1(g) of the Agreement.

   "Commitments" is defined in Section 5.12.4 of the Agreement.

   "Confidentiality Agreement" is defined in Section 9.5 of the Agreement.

   "Confirmation Hearing" is defined in Section 7.1(c) of the Agreement.

   "Confirmation Order" is defined in Section 11.1(a) of the Agreement.

   "Deferred Revenue Account" is defined in Section 3.1(b) of the Agreement.

   "Designated Employees" is defined in Section 9.6 of the Agreement.

   "Designated Employees Severance Obligation" is defined in Section 9.6 of the
    Agreement.

   "DIP Loan" is defined in Section 2.2(b) of the Agreement.

   "DIP Loan Agreement" is defined in Section 2.2(b) of the Agreement.

   "Direct End Users" is defined in Section 8.4(a) of the Agreement.

   "Disclosure Statement" is defined in Section 7.1(b) of the Agreement.

   "Distributees" is defined in Section 2.4(c) of the Agreement.

   "Eligible End Users" is defined in Section 8.4(a) of the Agreement.

   "Eligible Resellers" is defined in Section 8.4(a) of the Agreement.

   "Employees" is defined in Section 5.18(a) of the Agreement.

   "Employee Benefit Plans" is defined in Section 5.22(a) of the Agreement.

   "End-User Agreements" is defined in Section 1.1(c) of the Agreement.

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



   "End-Users" is defined in Section 1.1(c) of the Agreement.

   "Equipment" is defined in Section 1.1(h) of the Agreement.

   "Equipment Leases" is defined in Section 1.1(i) of the Agreement.

   "ERISA" is defined in Section 5.22 of the Agreement.

   "Excess Cash" is defined in Section 1.1(p) of the Agreement.

   "Excluded Provisions" is defined in Section 13.3(b) of the Agreement.

   "Executory Contract" is defined in Section 7.1(b) of the Agreement.

   "Financial Statements" is defined in Section 5.6 of the Agreement.

   "GAAP" is defined in Section 5.6 of the Agreement.

   "Health Network" is defined in Section 5.14(b) of the Agreement.

   "HIPAA" is defined in Section 5.22(b) of the Agreement.

   "HP" is defined in the preamble to the Agreement.

   "HSR" is defined in Section 5.5 of the Agreement.

   "IHS" is defined in the preamble to this Agreement.

   "Indemnified Party" is defined in Section 12.4 of the Agreement.

   "Indemnifying Party" is defined in Section 12.4 of the Agreement.

   "Insurance Companies" is defined in Section 1.2(e) of the Agreement.

   "Intellectual Property" is defined in Section 1.1(d) of the Agreement.

   "Inventory" is defined in Section 1.1(e) of the Agreement.

   "IRS" shall mean the Internal Revenue Service.

   "KPMG" is defined in Section 1.2(e) of the Agreement.

   "Liability Statement" is defined in Section 3.1(a) of the Agreement.


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



   "Losses" is defined in Section 13.1 of the Agreement.

   "Market Price" is defined in Section 2.4(a) of the Agreement.

   "Material Adverse Effect" is defined in Section 5.7 of the Agreement.

   "MDX" is defined in Section 5.14(b) of the Agreement.

   "Medical Account" is defined in Section 1.2(b) of the Agreement.

   "Medical Manager" is defined in the preamble of the Agreement.

   "Medical Manager Retention Bonuses" is defined in Section 9.6 of the
    Agreement.

   "Medical Manager SEC Documents" is defined in Section 6.8(a) of the
    Agreement.

   "Medical Manager Stock" is defined in Section 2.1(b) of the Agreement.

   "Medical Manager 8-K" is defined in Section 6.8(a) of the Agreement.

   "Medical Manager 10-K" is defined in Section 6.8(a) of the Agreement.

   "Medical Manager 10-Q" is defined in Section 6.8(a) of the Agreement.

   "Mends" is defined in Section 5.14(b) of the Agreement

   "MMN" is defined in Section 1.2(i) of the Agreement.

   "1933 Act" is defined in Section 2.4(c) of the Agreement.

   "No Action Letter" is defined in Section 2.4(c) of the Agreement.

   "Order" is defined in Section 2.4(d) of the Agreement.

   "OEM Agreement" is defined in Section 1.1(g) of the Agreement.

   "Operating Software" is defined in Section 5.14(b) of the Agreement

   "Payment" is defined in Section 1.6 of the Agreement.

   "Petition" is defined in Section 7.1(a) of the Agreement.

   "Plan" is defined in Section 7.1(b) of the Agreement.


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



   "PBGC" is defined in Section 5.22(b) of the Agreement.

   "PCN" is defined in the preamble to this Agreement.

   "PMS Software" is defined in the Background section to the Agreement.

   "Pre-Petition Loan" is defined in Section 2.2(a) of the Agreement.

   "Purchase Price" is defined in Section 2.1 of the Agreement.

   "Purchaser" is defined in the preamble to the Agreement.

   "Purchaser Indemnified Party" is defined in Section 13.1 of the Agreement.

   "Purchaser Receivables" is defined in Section 1.6 of the Agreement.

   "Real Property Leases" is defined in Section 1.1(g) of the Agreement.

   "Registration Statement" is defined in Section 2.4(e) of the Agreement.

   "Reimbursement Amount" is defined in Section 3.4 of the Agreement.

   "Reseller Agreements" is defined in Section 1.1(g) of the Agreement.

   "Retained Accounts" is defined in Section 1.2(k) of the Agreement.

   "Retained Agreements" is defined in Section 1.2(h) of the Agreement.

   "Retained Assets" is defined in Section 1.2 of the Agreement.

   "Retained Claims" is defined in Section 3.2(d) of the Agreement.

   "Retained Liabilities" is defined in Section 3.2 of the Agreement.

   "Retained Litigation" is defined in Section 3.2(c) of the Agreement.

   "Sale Bonuses" is defined in Section 5.18(c) of the Agreement.

   "Scheduling Order" is defined in Section 7.1(c) of the Agreement.

   "SEC" is defined in Section 2.4(c) of the Agreement.

   "Sellers" is defined in the preamble to the Agreement.


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



   "Seller Indemnified Party" is defined in Section 13.2 of the Agreement.

   "Services Agreement" is defined in Section 7.1(c) of the Agreement.

   "Severance Obligations" is defined in Section 5.18(a) of the Agreement.

   "SmartPractice Agreement" is defined in Section 1.2(i) of the Agreement.

   "Specified Employees" is defined in Section 10.3(b) of the Agreement.

   "Standard Agreements" is defined in Section 5.12.1 of the Agreement.

   "Stay-Put Bonuses" is defined in Section 5.18(c) of the Agreement.

   "Stock Payment" is defined in Section 2.1(b) of the Agreement.

   "Subsequent Audited Financial Statements" is defined in Section 9.9(b) of the
    Agreement.

   "Subsequent Financial Statements" is defined in Section 9.9(b) of the Agreement.

   "Subsequent Interim Financial Statements" is defined in Section 9.9(a) of the Agreement.

   "Termination Date" is defined in Section 12.1(b) of the Agreement.

   "Third Party Agreements" is defined in Section 1.1(g) of the Agreement.

   "Third Party Claim" is defined in Section 12.4 of the Agreement.

   "Transferred Accounts" is defined in Section 1.1(q) of the Agreement.

   "Trigger Date" is defined in Section 2.1(d) of the Agreement.

   "Unexpired Lease" is defined in Section 7.1(b) of the Agreement.

   "Versyss" is defined in the preamble to this Agreement.

   "Web Agreement" is defined in Section 1.1(g) of the Agreement.

   "WM" is defined in the preamble to this Agreement.

   "Y2K Compliant" is defined in Section 5.14(d) of the Agreement.

   "Y2K Obligations" is defined in Section 7.1 of the Agreement.


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



   "Y2K Patches" is defined in Section 5.14(b) of the Agreement.

   "Y2K Updates" is defined in Section 5.14(b) of the Agreement.




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


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names by an officer thereunto duly authorized on the date first above written.

PHYSICIAN COMPUTER NETWORK,                WISMER*MARTIN, INC.
INC.


By:   /s/ Carter S. Evans                  By:  /s/ Paul M. Antinori
       President                           Vice President


VERSYSS INCORPORATED                       PCN HP VENTURE CORP.



By:  /s/ Paul M. Antinori                  By:  /s/ Paul M. Antinori

Vice President                             Vice President



INTEGRATED HEALTH SYSTEMS, INC.            MEDICAL MANAGER HEALTH
                                           SYSTEMS, INC.



By:  /s/ Paul M. Antinori                  By:   /s/ John P. Sessions
Vice President


MEDICAL MANAGER
CORPORATION


By:  /s/ John Kang





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